Exhibit 10.19

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

MASTER EQUIPMENT FINANCE AGREEMENT

THIS MASTER EQUIPMENT FINANCE AGREEMENT (this “Master Agreement”) is dated as of May [27], 2022 (the “Closing Date”), among RHODIUM 30MW SUB LLC, a Delaware limited liability company (“30MW Borrower”), RHODIUM 10MW SUB LLC, a Delaware limited liability company (“10MW Borrower”), JORDAN HPC SUB LLC, a Delaware limited liability company (“Jordan HPC Borrower”) RHODIUM RENEWABLES SUB LLC, a Delaware limited liability company (“Renewables Borrower”, and together with 30MW Borrower, 10MW Borrower and Jordan HPC Borrower, each a “Borrower” and collectively, the “Borrowers”), with an address of 4146 W US HWY 79, Rockdale, TX 76567, NYDIG ABL LLC, a Delaware limited liability company (“NYDIG”) with an address of 510 Madison Avenue, 21st Floor, New York City, NY 10022, as lender (in such capacity, the “Lender”) and as servicer (in such capacity, the “Servicer”), and NYDIG as collateral agent (in such capacity, the “Collateral Agent”) hereunder.

This Master Agreement sets forth the terms and conditions pursuant to which Lender may from time to time provide one or more loans to the Borrowers. AS INDICATED HEREIN, CERTAIN TERMS AND PROVISIONS OF THIS MASTER AGREEMENT SHALL ONLY APPLY TO THE EXTENT AGREED PURSUANT TO A LOAN SCHEDULE (AS HEREINAFTER DEFINED) AND IN SUCH CASES ONLY WITH RESPECT TO SUCH LOAN SCHEDULE AND TO THE EXTENT AGREED THEREUNDER. In furtherance of the foregoing, Borrowers and Lender agree as follows:

1. DEFINITIONS; INTERPRETATIVE PROVISIONS.

(a) Terms Defined in Loan Schedule. All capitalized terms used in this Master Agreement and not otherwise defined herein shall have the meanings assigned to them in the applicable Loan Schedule.

(b) Certain Defined Terms. As used in this Master Agreement, the following terms have the meanings specified below:

“ACA Account” means one or more of (i) any Reserve Account, or (ii) any of any Borrower’s deposit accounts maintained with NYDIG or an Affiliate thereof and designated pursuant to an applicable Loan Schedule (or otherwise as agreed in writing between the Borrowers and the Lender) as an “ACA Account”.

“ACA Account Agreement” means any deposit account control agreement or similar agreement entered into on the Closing Date and/or in connection with any applicable Loan Schedule, among any Borrower, Collateral Agent and Account Bank, with respect to a Reserve Account, and any other similar account control agreement with respect to any other ACA Account.

“ACA Wallet” means a wallet account or other account for Bitcoin and/or other Digital Assets in the name of any Borrower maintained with the Wallet Custodian, as securities intermediary, and governed by the terms and conditions of an ACA Wallet Agreement, or such other wallet or account for Bitcoin and/or other Digital Assets as may be agreed to by Collateral Agent and such Borrower in writing from time to time, which stores and houses all of the Bitcoin and/or other Digital Assets that constitute a portion of the Collateral.

“ACA Wallet Agreement” means any Digital Asset Account Control Agreement or similar control agreement entered into on the Closing Date and/or in connection with any applicable Loan Schedule, among any Borrower, Collateral Agent and Wallet Custodian.

“Acceptance Certificate” means an acceptance certificate entered into by any Borrower and Lender, in substantially the form of Exhibit B to the form of Loan Schedule attached hereto as Exhibit A, or any other form approved by Lender, in each case in connection with any Loan made pursuant to a Loan Schedule.

“Account Bank” means [***], a New York state chartered bank.

“Affiliate” means, as to any Person, each other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Affiliate Sale Agreement” means (i) that certain Equipment Purchase Agreement, dated as of May [27], 2022, between Renewables Borrower and its Parent, (ii) the Equipment Purchase Agreement, if any, between 30MW Borrower and its Parent as in effect on the date of any applicable Loan Schedule, (iii) the Equipment Purchase Agreement, if any, between 10MW Borrower and its Parent as in effect on the date of any applicable Loan Schedule, (iv) the Equipment Purchase Agreement, if any, between Jordan HPC Borrower and its Parent as in effect on the date of any applicable Loan Schedule, in each case pursuant to which the respective Parent sells Equipment and other related assets and/or Collateral to the respective Borrower.

“AML Laws” means all laws, rules and regulations of any jurisdiction applicable to Ultimate Parent, any Borrower or any of their Subsidiaries or Affiliates relating to money laundering or terrorist financing, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, and the Beneficial Ownership Regulation.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Ultimate Parent, any Borrower or any of their Subsidiaries or Affiliates from time to time concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Rate” means, with respect to each Loan advanced pursuant to a Loan Schedule, (i) [***] per annum or, to the extent there is a different interest rate set forth on any applicable Loan Schedule in the “Summary of Payment Terms”, such rate set forth therein and (ii) upon the occurrence and for so long as any Event of Default exists, the Applicable Rate specified in clause (i) shall be automatically increased by an additional [***] per annum (the “Applicable Default Rate”).

“Assignment and Assumption” means an assignment and assumption entered into by Lender and an assignee, and accepted by Servicer, in substantially the form of Exhibit B attached hereto, or any other assignment in a form approved by Servicer.

“Attorneys’ Fees” means and shall include any and all attorneys’ fees that are incurred by Collateral Agent, Servicer or Lender incident to, arising out of, or in any way in connection with Collateral Agent’s, Servicer’s or Lender’s interests in, or defense of, any action, claim, proceeding or Collateral Agent’s, Servicer’s or Lender’s enforcement of its rights and interests with respect to any Collateral or otherwise under any Loan, or any Loan Document, which shall include all attorneys’ fees incurred by Collateral Agent, Servicer or Lender (including, without limitation, all expenses of litigation or preparation therefor whether or not Collateral Agent, Servicer or Lender is a party thereto) whether or not a suit or action is commenced, and all costs in collection of sums due during any work out or with respect to settlement negotiations, or the cost to defend Collateral Agent, Servicer or Lender or to enforce any of its rights, including, without limitation, during any bankruptcy or other insolvency proceeding.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means any of the Events of Default specified in clauses (vii), (ix) or (x) of Section 9.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means Title 31 of the U.S. Code of Federal Regulations § 1010.230.

“Bitcoin” or “BTC” means the digital asset and payment system known as “Bitcoin”.

“Borrower” and “Borrowers” are defined in the Preamble.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which banks in New York, New York are open for the conduct of their commercial banking business.

“Casualty Event” means any casualty or other damage (insured or uninsured) to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Equipment.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Control” means the occurrence of any of the following events or circumstances:

(i) Ultimate Parent or any Surviving Person (as defined below) shall cease to own, whether directly or indirectly, free and clear of all Liens or other encumbrances, at least one hundred percent (100%) of the outstanding voting Equity Interests of each Borrower;

(ii) any “person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes (in each case, excluding the equity holders of Ultimate Parent on the Closing Date (such equity holders, the “Closing Date Holders”)) the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that for purposes of this clause (ii), such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of more than the lesser of (x) 50.0% of the total voting power of the voting Equity Interests of Ultimate Parent and (y) the combined voting power of the voting Equity Interests of Ultimate Parent held by the Closing Date Holders;

(iii) the merger or consolidation of Ultimate Parent with or into another Person or the merger of another Person with or into Ultimate Parent (the surviving entity of such a merger or consolidation, the “Surviving Person”); provided, however, that a “Change of Control” shall not have occurred if, upon the consummation of such merger or consolidation, (x) Ultimate Parent is the Surviving Person or (y) the Surviving Person, if it is not Ultimate Parent, (a) the Surviving Person expressly assumes (pursuant to a written agreement, in form and substance reasonably satisfactory to the Collateral Agent) all of the obligations of Ultimate Parent under the Guaranty Agreement, (b) clause (ii) above is not triggered and (c) Collateral Agent shall have received (x) (1) all documentation and other information regarding the Surviving Person requested in connection with applicable “know your customer” requirements and AML Laws and (2) a properly completed and signed IRS Form W 8 or W 9, as applicable, for such Surviving Person, and (3) to the extent the Surviving Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Surviving Person, in each case, prior to the date of such merger or consolidation;

(iv) the sale of all or substantially all the assets of Ultimate Parent, any Parent or any Borrower to another Person; or

(v) except with respect to the merger or consolidation of the Ultimate Parent in accordance with and subject to the terms of clause (iii) of this “Change of Control” definition above, the Continuing Directors cease to constitute at least a majority of the Ultimate Parent’s board of directors.

“Closing Date” is defined in the Preamble.

“Collateral” is defined in Section 5(a).

“Collateral Agent” is defined in the Preamble and includes any successor Collateral Agent.

“Commencement Date” means, with respect to any Loan or Loan Schedule, a date selected by Lender which is designated as the “Commencement Date” in the “Summary of Payment Terms” on the applicable Loan Schedule.

“Continuing Director” means a director who either was a member of the board of directors of Ultimate Parent on the Closing Date or who becomes a member of the board of directors subsequent to that date and whose election, appointment or nomination for election by the stockholders of Ultimate Parent is duly approved by a majority of the continuing directors on the board of directors at the time of such approval by such election or appointment.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask works, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived by Lender, become an Event of Default.

“Digital Asset” means a digital asset that is recorded on a decentralized distributed ledger, including, without limitation, Bitcoin.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions) of any property by a Person (including any sale and leaseback transaction).

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is denominated in any other currency (including any Digital Asset), the equivalent of such amount in Dollars as determined by the Lender using any method of determination it deems appropriate in its sole discretion. Any determination by the Lender pursuant to clause (b) above shall be conclusive absent manifest error.

“Dollars” and the sign “$” means the lawful currency of the United States of America.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means, collectively, the U.S. Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the U.S. Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the U.S. Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the U.S. Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq.; the U.S. Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the U.S. Clean Water Act, 33 U.S.C. § 1251 et seq.; the U.S. Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the U.S. Clean Air Act, 42 U.S.C. § 7401 et seq.; or other applicable federal, state, provincial or local laws, including any plans, rules, regulations, orders, or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules, orders, or ordinances now or hereafter in effect relating to hazardous materials disposal, generation, production, treatment, transportation, or storage or the protection of human health and the environment.

“Equipment” means equipment that is financed with the proceeds of a Loan or equipment that is listed on a Loan Schedule (irrespective of whether such listed equipment is financed with the proceeds of a Loan or is described with any particularity on a Loan Schedule), and such equipment includes all other goods and personal property related to such equipment, including, without limitation, any related software embedded therein or otherwise forming part thereof, any and all accessories, exchanges, improvements, returns, substitutions, parts, attachments, accessions, spare parts, replacements and additions thereto, and all proceeds thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (A) Lender acquires such interest in the Loan, or (B) Lender changes its lending office, except in each case to the extent that, pursuant to Section 3(i), amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender acquired the applicable interest in such Loan or to Lender immediately before it changed its lending office and (iii) any withholding Taxes imposed under §1471 through §1474 of the U.S. Internal Revenue Code of 1986, as amended (the provisions commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA” and regulations thereunder).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower or of the sole member of such Borrower.

“Forked Assets” means digital assets generated in connection with any Hard Fork occurring after the Closing Date.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means any Person who from time to time guarantees the payment or performance of all or part of the Obligations, including, without limitation, Ultimate Parent.

“Guaranty Agreement” means that certain Guaranty Agreement, dated as of the date hereof, by Ultimate Parent in favor of Collateral Agent, for the benefit of the Lenders under each Loan Schedule, and any other similar agreement by a Guarantor that purports to guarantee or indemnify the performance of all or part of the Borrowers’ Obligations in favor of Collateral Agent, for the benefit of the Lenders under any Loan Schedule, as such agreement(s) may be amended, restated, supplemented or otherwise modified from time to time.

“Hard Fork” means a substantial software modification to the public transaction ledger of the peer-to-peer Bitcoin computer network (or other similar computer network for other Digital Assets, the “Blockchain”) which results in two or more competing Blockchain implementations, one running the pre-modification software program and the other running the modified version (i.e., a second Bitcoin network (or other similar computer network for other Digital Assets) or other event that results in the creation of a new coin of digital currency).

“Hazardous Materials” means any wastes, substances, or materials, whether solids, liquids or gases, that are deemed hazardous, toxic, pollutants, or contaminants, including but not limited to substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, Environmental Laws.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. For the avoidance of doubt, the Indebtedness of any Person shall include any recourse Indebtedness in any partnership or joint venture in which such person is the general partner.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in the foregoing subclause (i), Other Taxes.

“Industrial Designs” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to registered industrial designs and industrial design applications.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Industrial Designs, software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) an acquisition with respect to another Person or (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property throughout the world, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right throughout the world.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“Item” means any specific item of Equipment.

“Lender” is defined in the Preamble and includes any other Person that shall have become a party hereto as the Lender pursuant to an Assignment and Assumption or other assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or such other assignment.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means any loan advanced by Lender under a Loan Schedule, including, any advance by Lender of any portion of the Loan Amount under any such Loan Schedule and “Loans” means one or more such loans.

“Loan Amount” means the aggregate amount of any Loan made pursuant to a Loan Schedule, which is designated as the “Loan Amount” in the “Summary of Payment Terms” on the applicable Loan Schedule.

“Loan Documents” means, collectively, this Master Agreement, each Guaranty Agreement, each Affiliate Sale Agreement, each Loan Schedule, each ACA Account Agreement, if applicable, each certification delivered by any Loan Party in connection with this Master Agreement, each No Interest Letter, if applicable, each ACA Wallet Agreement, if applicable, and each other agreement, instrument, document and certificate executed and delivered by any Loan Party to, or in favor of, Collateral Agent or Lender and including each other pledge, power of attorney, consent, assignment, contract, notice, letter agreement, and each other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to Lender in connection with this Master Agreement or the transactions contemplated hereby. Any reference in this Master Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Master Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative. Loan Documents shall not include any agreement(s) in respect of transactions closed prior to the Closing Date (“Unrelated Transactions”), to the extent such Unrelated Transactions are by, between, or among any Lender, Collateral Agent, Servicer, NYDIG or any Affiliate of the foregoing, and any Affiliate of any Borrower or Parent, it being understood that the rights, remedies, and obligations under the Unrelated Transactions, if any, are separate and distinct from the transactions contemplated by this Master Agreement.

“Loan Parties” means, collectively, the Borrowers and Guarantor(s), and “Loan Party” means any of them.

“Loan Schedule” means each schedule entered into by any Borrower, Lender and Collateral Agent with respect to any Loan that incorporates the provisions of this Master Agreement, in each case in substantially the form of Exhibit A attached hereto.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, prospects or condition, financial or otherwise, of any Loan Party, (ii) the ability of any Loan Party to perform any of its Obligations, (iii) the Collateral, or Lender’s (or Collateral Agent’s) Liens on the Collateral or the priority of such Liens, in each case whether in the aggregate or with respect to any particular Loan Schedule, (iv) the rights of or benefits available to Lender under any of the Loan Documents whether in the aggregate or with respect to any particular Loan Schedule (including, without limitation, the ability of the Lender to enforce on the Collateral) or (v) any deterioration in any national or international situation (whether monetary, financial, economic, environmental or political) which would materially and adversely affect any of the Loan Parties or the transactions contemplated by the Loan Documents, including, without limitation, (x) any material disruption of the Bitcoin network and/or the networks generating other Digital Asset constituting Collateral and/or the marketplaces where Bitcoin and/or such other applicable Digital Assets constituting Collateral is exchanged for Dollars or (y) any material adverse change in the domestic or international financial, banking, capital or syndication markets or the availability or access thereto.

“Maturity Date” is, with respect to any Loan, the “Maturity Date” in the “Summary of Payment Terms” on the applicable Loan Schedule.

“Maximum Rate” is defined in Section 3(h).

“Mined Cryptocurrency” means all Digital Assets produced by or derived from the Equipment, howsoever such process is structured or described, including Digital Assets mined, merge-mined, earned, harvested, created, manufactured, awarded, rewarded, received, airdropped, purchased, paid out or otherwise generated in connection with the Equipment, including, without limitation, any Digital Assets arising due to a Hard Fork, airdrop or otherwise. Mined Cryptocurrency includes any Digital Asset network fee amounts greater than zero that are produced by or derived from the Equipment, howsoever such fees are structured or described, including transaction fees, channel fees, validator reward fees, staking reward fees, node operator reward fees or other Digital Asset network participant fees. For purposes of Section 5 of this Master Agreement, the term Mined Cryptocurrency shall be deemed to include Forked Assets, which will be considered proceeds of the original Mined Cryptocurrency for which they share a common public address.

“Net Proceeds” means (i) in the case of a Disposition by Collateral Agent or Lender of any Collateral in connection with the enforcement of Collateral Agent’s or Lender’s rights hereunder, the after-tax amount received by Collateral Agent or Lender in immediately-available funds not subject to recapture, rebate or divestiture from the purchaser of such Collateral; (ii) in the case of a purchase of the Collateral which Lender finances or in the case of a Disposition pursuant to a true lease (any such leases or finance agreements being referred to hereinafter as a “Replacement Agreement”), an amount equal to the sum of all non-cancellable periodic payments and any purchase election, purchase requirement or balloon payment set forth in the Replacement Agreement or (iii) in the case of a Casualty Event, the cash proceeds received in respect of such event including, without limitation, (a) any cash received in respect of any non-cash proceeds, but only as and when received, (b) insurance proceeds and (c) condemnation awards and similar payments.

“No Interest Letter” means a letter executed by the Supplier of Equipment, as set forth on the applicable Loan Schedule, in favor of the Lender and the Collateral Agent, pursuant to which the Supplier agrees to the collateral assignment of the rights and remedies of the applicable purchaser of such Equipment to the Lender, disclaims any interest, lien, or other rights in the Equipment and related Collateral and recognizes Lender as an intended third party beneficiary of the related Supplier Contract for such Equipment, in each case in form and substance reasonably satisfactory to Lender.

“NYDIG Agreements” means, collectively (but exclusive of the Loan Documents), any agreement, instrument, loan, lease, promissory note, letter of credit, guaranty or other obligation of any kind on the part of any Loan Party in favor of NYDIG or any of its Affiliates, including, without limitation, any such agreement (other than the Loan Documents) governing any of the obligations of the Loan Parties set forth on Schedule 7(k) attached hereto.

“Obligations” means each and every Indebtedness, liability and obligation, including, without limitation, obligations of performance, of every type and description any Borrower may now or at any time hereafter owe to Collateral Agent, Lender and any of their respective Affiliates whether under this Master Agreement, any Loan Schedule, any other Loan Document or under any NYDIG Agreement, regardless of how such Obligation arises or by what agreement or instrument it may be evidenced, whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, joint and several, and all costs and expenses incurred by Collateral Agent or Lender to obtain, preserve, perfect and enforce the security interest granted herein and to maintain, preserve and collect the property subject to the security interest, including but not limited to all Attorney’s Fees and expenses of Collateral Agent and Lender to enforce any Obligations whether or not by litigation. If at any time NYDIG (or an Affiliate of NYDIG) is no longer a Lender hereunder for any Loans under this Master Agreement, the Obligations shall not be deemed to include any liability or obligation of any Loan Party to NYDIG (or any of NYDIG’s Affiliates) arising from or related to any NYDIG Agreement.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Taxes (other than a connection arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in the Loan or any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Payment Date” means each date on which Borrowers shall pay to Lender regularly scheduled payments of principal and/or accrued (and outstanding) interest owing on the Loans with respect thereto, which date (except as otherwise expressly provided in the applicable Loan Schedule) shall be either the tenth (10th) or the twenty-fifth (25th) calendar day of each month as provided in the applicable Loan Schedule. If any Payment Date falls on a date that is not a Business Day, the Payment Date shall be deemed to be the immediately preceding Business Day.

“Payments” is defined in Section 3(c).

“Parent” shall mean; (a) with respect to 30MW Borrower, Rhodium 30MW LLC, a Delaware limited liability company; (b) with respect to 10MW Borrower, Rhodium 10MW LLC, a Delaware limited liability company; (c) with respect to Jordan HPC Borrower, Jordan HPC LLC, a Delaware limited liability company; and (d) with respect to Renewables Borrower, Rhodium Renewables LLC, a Delaware limited liability company.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Permitted Encumbrances” means:

(i) Liens in favor of the Collateral Agent, created in connection with the transactions contemplated by the Loan Documents;

(ii) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6(h);

(iii) Liens imposed by law arising in the ordinary course of business, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and comparable liens, if the obligations secured by such liens are not overdue by more than [***] or are being contested in good faith by appropriate proceedings and for which the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP; and

(iv) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 9(a)(xi).

Permitted Encumbrances do not include any Liens for which Lender has requested, as permitted under this Master Agreement (or any Loan Document), a waiver, collateral access agreement or no interest letter (whether as a condition precedent or otherwise).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Replacement Agreement” is defined in the definition of “Net Proceeds”.

“Required Lenders” is defined in Section 12(b).

“Requirement of Law” means, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (ii) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Account” means one or more of any Borrower’s deposit accounts maintained with Account Bank and designated on the Closing Date or pursuant to an applicable Loan Schedule (or otherwise as agreed in writing between the applicable Borrower and the Lender) as a “Reserve Account”.

“Reserve Funds” is defined in Section 3(k).

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (ii) any Person operating, organized or resident in a region or country subject to Sanctions, (iii) any Person owned or controlled by any such Person or Persons described in the foregoing subclauses (i) or (ii), or (iv) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom, or (iii) other Governmental Authority administering Sanctions applicable to the Loan Parties that the Lender notifies any Borrower of in writing from time to time.

“SEC” means the Securities and Exchange Commission established under the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Servicer” is defined in the Preamble and includes any successor loan servicer appointed by the Lender.

“Specified Collateral” shall mean Collateral that is set forth in the applicable Loan Schedule as “Specified Collateral” in respect of a Specified Loan.

“Specified Collateral Sharing Event” has the meaning set forth in Section 3(e)(ii)(2).

“Specified Lender” shall mean with respect to any Loan Schedule, the Lender making the Specified Loan pursuant to such Loan Schedule.

“Specified Loan” shall mean with respect to any Loan Schedule, the Loan made in respect of such Loan Schedule.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, and (b) any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent and/or by the parent and one or more subsidiaries of the parent or (ii) that is, as of such date, otherwise Controlled, by the parent and/or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, references to Subsidiaries in this Master Agreement shall be references to Subsidiaries of the Loan Parties.

“Supplier” means, if applicable to the Equipment financed by any Loan, each Person that is obliged to supply and/or deliver the Equipment pursuant to a contract with any Loan Party or NYDIG or a NYDIG Affiliate, in each case as specified in the Loan Schedule.

“Supplier Contract” means, if applicable to the Equipment financed by any Loan, the “Supplier Contract” specified in the Loan Schedule with respect to such Loan.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” means, with respect to each Loan, the period commencing on the applicable Commencement Date for such Loan Schedule and continuing until all of the Obligations with respect to such Loan Schedule and related Loans have been permanently and irrevocably satisfied and paid in full in cash in immediately available funds and all commitments with respect thereto have been terminated.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to proprietary, confidential and/or non-public information, however documented, including but not limited to confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and all other trade secrets.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York (the “New York UCC”) and, as the context may require, the Uniform Commercial Code (or similar or equivalent legislation) of any other applicable jurisdiction the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral.

“Ultimate Parent” means [***], a Delaware limited liability company.

“Upfront Fee” has the meaning set forth in Section 3(k).

“U.S.” means the United States of America.

“USA Patriot Act” means the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Wallet Custodian” means [***] or such other Persons as Lender may designate from time to time and reasonably acceptable to the Borrowers.

(c) UCC Defined Terms.

The following terms shall have the meaning given to such terms in the UCC: “Accounts”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “equipment”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Money”, “Security”, and “Supporting Obligations”.

(d) Interpretative Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “fees” and “expenses” shall be construed as referring to any fee, expense or charge provided for under this Master Agreement, including, where applicable, Attorneys’ Fees. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Master Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Master Agreement, (vi) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, Digital Assets, accounts and contract rights. As this Master Agreement and each Loan Document has been drafted by Lender’s counsel as a convenience to the parties and the Loan Parties have had the opportunity to review it with counsel of the Loan Parties’ choice, neither this Master Agreement nor any other Loan Document shall be construed against any party by reason of draftsmanship. Each of the Parties hereto acknowledge that the laws and requirements with respect to Digital Assets are subject to change and are evolving as the marketplace continues to evolve, the Parties agree that no Party hereto shall claim that (i) the transactions contemplated hereby violate public policy or raise illegality as a defense to contractual claims arising out of the Loan Documents, (ii) the transactions contemplated hereby are subject to the jurisdiction of the SEC or the CFTC or the securities and commodities laws and regulations of the U.S. and are offered in violation thereof, or (iii) the making of Loans and other extensions of credit hereunder shall be for the purposes of marketing, selling or promoting any securities.

(e) Dollar Equivalents. Except for purposes of financial statements delivered by the Ultimate Parent hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars), including any cryptocurrency, for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Lender.

2. GENERAL TERMS. THIS MASTER AGREEMENT CONTAINS THE TERMS AND CONDITIONS UPON WHICH LENDER WILL PROVIDE LOANS TO BORROWERS TO ENABLE BORROWERS (OR AFFILIATES OF BORROWERS ON BORROWERS’ BEHALF) TO PURCHASE, FINANCE OR REFINANCE ITEMS OF EQUIPMENT AND OTHER GOODS, PERSONAL PROPERTY, SERVICES AND FOR SUCH OTHER USES AS ARE EXPRESSLY SPECIFIED IN EACH LOAN SCHEDULE THAT MAY BE ENTERED INTO BY LENDER AND EACH BORROWER FROM TIME TO TIME. EACH LOAN SCHEDULE SHALL INCORPORATE THE PROVISIONS OF THIS MASTER AGREEMENT BY REFERENCE AND EACH LOAN SCHEDULE SHALL CONSTITUTE A SEPARATE AGREEMENT. ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, THIS MASTER AGREEMENT IS NOT A COMMITMENT TO ADVANCE ANY LOAN. LENDER SHALL HAVE NO OBLIGATION TO ENTER INTO ANY PARTICULAR LOAN SCHEDULE, FINANCE ANY EQUIPMENT, ADVANCE ANY LOAN, OR OTHERWISE ENTER INTO ANY TRANSACTION WITH ANY BORROWER UNLESS THE TERMS OF SUCH LOAN AND/OR TRANSACTION ARE EXPRESSLY AGREED BY THE LENDER AND SUCH BORROWER IN A LOAN SCHEDULE. AS TO EACH LOAN SCHEDULE, LENDER SHALL HAVE NO OBLIGATION TO FINANCE ANY EQUIPMENT UNTIL ALL CONDITIONS TO FUNDING ARE COMPLETED TO THE SATISFACTION OF LENDER IN ITS SOLE AND ABSOLUTE DISCRETION.

3. LOANS; DELIVERY AND ACCEPTANCE OF EQUIPMENT; TERM AND PAYMENTS; ETC.

(a) Loans. Subject to the terms and conditions set forth herein, Lender may, in its sole and absolute discretion, make Loans to Borrowers from time to time. Each Loan shall be evidenced by a separate Loan Schedule, which Loan Schedule shall only be valid upon execution by Lender and countersignature by the Borrowers on the Commencement Date. Amounts repaid in respect of any Loan may not be reborrowed, except as otherwise agreed to by Lender in writing, it being understood that irrespective of which Loan Party receives the proceeds of the Loans or Equipment purchased with respect thereto, the Borrowers and the other Loan Parties shall be jointly and severally liable for the Obligations.

(b) Delivery. Each Borrower will cause the Equipment purchased, financed or refinanced with the proceeds of each Loan to be delivered and installed at the location specified in the applicable Loan Schedule. Notwithstanding the actual date of delivery or installation, the Equipment shall be deemed to have been accepted by the applicable Borrower for all purposes under the Loan Schedule upon the Commencement Date. Each Borrower acknowledges and agrees that certain of Borrowers’ obligations hereunder, including but not limited to, providing insurance under Section 7(h), may commence and may be binding on each Borrower whether or not the Equipment is accepted, delivered or installed. Notwithstanding the foregoing, each Borrower agrees that, upon executing a Loan Schedule, such Borrower’s Obligations under such Loan Schedule are absolute and unconditional and in the nature of a promissory note. Each Borrower is responsible for all shipping, installation, site preparation, testing and other expenses incident to the Equipment (including, if applicable, delivery), and Lender will not finance such costs unless such costs are paid with the proceeds of the Loan advanced in connection with such Loan Schedule. Each Loan Schedule shall only be valid when accepted in writing by Lender. Each Borrower hereby authorizes Lender to amend and modify the “Description of Equipment” set forth on Exhibit A to each Loan Schedule solely to accurately identify the Equipment actually delivered.

(c) Interest; Payment. Interest shall accrue on any outstanding principal balance of each Loan at the Applicable Rate for such Loan and shall be computed on the basis of a year of 360 calendar days, and shall be payable for the number of calendar days elapsed. Commencing on the first (1st) Payment Date and continuing thereafter on each Payment Date set forth in the applicable Loan Schedule, each applicable Borrower shall pay to Lender the outstanding principal amount of each Loan, together with accrued interest thereon at the Applicable Rate, in equal monthly installments each in an amount which will fully amortize such principal of each Loan together with interest thereon at the Applicable Rate over the period from the date Lender advances such Loan to the applicable Maturity Date (any such payments, together with any other payments so designated herein or elsewhere in the applicable Loan Schedule, the “Payments”). The actual amount of each Payment and the dates upon which the same is due will be set forth in the applicable Loan Schedule. To the extent that the description of the Payments set forth above differs from the terms of payment set forth on the applicable Loan Schedule, the terms of such Loan Schedule shall govern and control. The outstanding principal amount of each Loan (together with all then unpaid interest accruing thereon) and all other Obligations under the applicable Loan Schedule for such Loan and under the other Loan Documents related thereto) shall be due and payable on the applicable Maturity Date if not paid earlier in accordance with the terms hereof and the other Loan Documents (including the applicable Loan Schedule). Payments by any Borrower to Lender under each Loan Schedule shall be in legal U.S. tender in immediately available funds. Each Borrower’s obligation to pay all Payments is absolute and unconditional under any and all circumstances (including, without limitation, any malfunction, defect, failure in delivery or any inability to use any Item of Equipment) and shall be paid and performed by each Borrower without notice or demand and without any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment whatsoever, including, without limitation, any past, present or future claims that any Borrower may have against Lender, any Supplier or any other Person whatsoever. To the fullest extent permissible under any Requirements of Law, each Borrower waives demand, diligence, presentment, protest, notice of dishonor, notice of nonpayment and, other than as expressly set forth herein, notices and rights of every kind. Payments shall be due on the applicable Payment Date irrespective of whether any Borrower receives an invoice.

(d) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default or at the election of the Lender, upon the occurrence and during the continuance of any other Default, (A) all outstanding Loans and other Obligations shall bear interest at the Applicable Default Rate and (B) all accrued and unpaid interest shall be due and payable in cash on demand of the Lender. Interest shall continue to accrue on the Obligations at the Applicable Default Rate after the filing by or against any of the Loan Parties of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(e) Prepayments.

(i) Voluntary Prepayments. No Loan Schedule may be canceled or terminated by any Borrower for any reason whatsoever. No Borrower may prepay any portion of the outstanding principal balance of any Loan in whole or in part prior to the Maturity Date therefor except that any Borrower may prepay all of the principal of all Loans then outstanding in whole, but not in part, together with all interest thereon and all fees and other Obligations of all Borrowers hereunder and under any Loan Schedule or other Loan Documents, in each case, which have accrued or which would have accrued up to and including the applicable Maturity Date, and solely to the extent concurrent with the termination of this Master Agreement, so long as the applicable Borrower gives Lender at least thirty (30) calendar days’ prior written notice of its intention to irrevocably and permanently prepay all Loans and other Obligations in full in cash and terminate this Master Agreement, which notice shall be irrevocable.

(ii) Mandatory Prepayments; Proceeds on Specified Collateral.

(1) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Casualty Event other than an Increased Prepayment Event, the applicable Borrower shall, immediately after such Net Proceeds are received by such Loan Party, prepay the Obligations in an aggregate amount equal to [***] of such Net Proceeds in the manner set forth in (x) Section 3(e)(ii)(2) with respect to Specified Collateral (that is not an Increased Prepayment Event), (y) Section 3(e)(iii) with respect to an Increased Prepayment Event and (z) Section 3(f) with respect to a Casualty Event of non-Specified Collateral; provided that, if such Borrower shall deposit such proceeds into a controlled account for the benefit of Lender and deliver to Lender a certificate of a Financial Officer to the effect that such Borrower intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within [***] calendar days after receipt of such Net Proceeds, to acquire (or replace or rebuild) the applicable Item of Equipment (any Equipment so acquired, replaced or rebuild, “Replacement Equipment”) subject to such Casualty Event, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate, provided that to the extent of any such Net Proceeds that have not been so applied by the end of such [***] calendar day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.

(2) Each payment received as a mandatory prepayment pursuant to Section 3(e)(ii)(1) in respect of a Casualty Event of Specified Collateral, shall be applied as follows: (i) first to any [***], (ii) second, [***], (iii) third, [***], (iv) fourth, [***] and (v) fifth, [***]. Any excess proceeds of a mandatory prepayment under this Section 3(e)(ii), after application pursuant to the immediately preceding sentence, shall be returned to the applicable Borrower unless an Event of Default has occurred and is continuing, in which case such excess proceeds shall then be applied as set forth in Section 3(f) hereof (any such application of excess proceeds, together with any application of proceeds of a Casualty Event of non-Specified Collateral, application of excess proceeds pursuant to Section 3(e)(ii)(3) and any application of excess proceed pursuant to Section 3(e)(iii), in each case applied pursuant to 3(f) being hereinafter referred to as a “Specified Collateral Sharing Event”).

(3) Except in the event of a Casualty Event subject to Section 3(e)(ii)(1) and (2) above, each Payment received as a result of the application of Net Proceeds received in respect of Specified Collateral under Section 9(b) or otherwise shall be applied as follows: (i) first [***], (ii) second, [***], (iii) third, [***], (iv) fourth, [***] and (v) fifth, [***]. Any excess proceeds of Specified Collateral, after application pursuant to the immediately preceding sentence, shall be applied as set forth in Section 3(f) hereof.

(iii) In the event and on each occasion that any Casualty Event occurs and/or any Net Proceeds are received by or on behalf of any Loan Party in respect of any Casualty Event, in each case, and the Net Proceeds of any such Casualty Event are greater than twenty-five percent (25%) of the then outstanding principal amount of all Loans (an “Increased Prepayment Event”), and such Loan Party fails to replace (or repair or rebuild, as the case may be), in a manner reasonably satisfactory to the Collateral Agent, the applicable Equipment subject to such Casualty before the receipt of such Net Proceeds, or, such Loan Party fails to secure a commitment from a Supplier (which commitment and Supplier are reasonably satisfactory to the Collateral Agent) to make delivery of replacement Equipment and such applicable Loan Party actually takes delivery of such replacement Equipment replacing the Equipment subject to such Casualty Event within [***] days after receipt of such Net Proceeds (such replacement to be reasonably satisfactory to the Collateral Agent), then each Borrower shall immediately pay in full to Lender the outstanding principal balance of all Loans and all other Obligations. The Net Proceeds of any such Increased Prepayment Event shall be applied as follows: (i) first [***], (ii) second, [***], (iii) third, [***], (iv) fourth, [***], and (v) fifth, [***]. Any excess proceeds of such Increased Prepayment Event, after application pursuant to the immediately preceding sentence, shall be applied as set forth in Section 3(f) hereof.

(f) Application of Payments. Except (x) as otherwise provided in the immediately succeeding sentence or (y) with respect to any payment amounts under Section 3(e)(ii)(2), Section 3(e)(ii)(3) or Section 3(e)(iii) not subject to a Specified Collateral Sharing Event, which shall be applied as set forth therein, payments by any Borrower in respect of the Obligations hereunder (including as a result of a Casualty Event of non-Specified Collateral) shall be applied (i) first, to any fees and expenses or indemnified amounts then owed to the Collateral Agent pursuant to the Loan Documents, including, without limitation, any outstanding Attorneys’ Fees, or any other fee or charge provided for under this Master Agreement, whether as a result of the occurrence of an Event of Default, or otherwise, (ii) second, [***], (iii) third, [***], (iv) fourth, [***], (v) fifth, [***], (vi) sixth, [***] and (vii) seventh, [***].

(g) [Reserved].

(h) Interest Rate Limitation. The Borrowers and Lender intend this Master Agreement and each other Loan Document to comply in all respects with all provisions of applicable law and not to violate, in any way, any legal limitations on interest charges. Accordingly, if, for any reason, any Borrower is required to pay, or has paid, interest at a rate in excess of the highest rate of interest which may be charged by Lender or which such Borrower may legally contract to pay under applicable law (the “Maximum Rate”), then the interest rate applicable to such affected Loan and related Obligations shall be deemed to be reduced, automatically and immediately, to the Maximum Rate, and interest payable hereunder and under the applicable Loan Schedule shall be computed and paid at the Maximum Rate and the portion of all prior payments of interest in excess of the Maximum Rate shall be deemed to have been payments in reduction of the outstanding principal of the Loans and applied as partial prepayments.

(i) Withholding of Taxes; Gross-Up.

(i) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3(i)), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender, timely reimburse it for, Other Taxes.

(iii) Evidence of Payment. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 3(i), the applicable Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to Lender.

(iv) Indemnification by Borrowers. Each Borrower shall indemnify Lender, within thirty (30) calendar days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by Lender shall be conclusive absent manifest error.

(j) Purchase Agreement. If Lender shall enter into a purchase agreement, purchase order or other arrangement with a Supplier of any of the Equipment, Lender shall be deemed to assign Lender’s right (and its obligations, if any) to purchase such Equipment to the applicable Borrower on the Commencement Date for such Equipment. So long as no Event of Default shall have occurred and be continuing, Lender shall automatically be deemed to assign to the applicable Borrower all warranties, if any, in the purchase and other agreements with respect to the Equipment. Prior to such Commencement Date, Lender will retain (without interference from any Borrower) the right to purchase any or all Equipment in the event (i) any Borrower attempts to cancel or terminate the Loan Schedule for such Equipment, or (ii) if an Event of Default occurs and is continuing. Each Borrower acknowledges and agrees that, irrespective of whether the applicable Supplier has entered into an agreement with such Borrower or Lender, the amount financed by Lender may or may not reflect any discount or other arrangement between Lender and such Supplier and any such variation in the cost of such Equipment shall not affect the Payments owed by any Borrower to Lender set forth in such Loan Schedule. Nothing herein shall imply that Lender sells or provides any Equipment to any Borrower or is otherwise a supplier or vendor thereof or in the stream of commerce for any Equipment. Each Borrower acknowledges that the Commencement Date may not be the actual date Lender advances a Loan to or for the account of any Borrower. Nothing herein shall imply, and no Borrower shall assert, that Lender is a “merchant” with respect to the Equipment.

(k) Reserve Account. Beginning on the Closing Date and on any applicable Commencement Date for a Loan Schedule which indicates a Reserve Account requirement applies and thereafter, the applicable Borrowers shall at all times maintain one or more Reserve Accounts with Account Bank with an amount on deposit therein (or, if specified on such Loan Schedule, otherwise on deposit in an ACA Wallet in the form of Mined Cryptocurrency or other Digital Assets based on the prevailing market rate therefor, as determined by the Collateral Agent in its discretion) not less than an amount set forth in the applicable Loan Schedule (the aggregate amount of all such minimum amount(s) required to be on deposit in the applicable Reserve Account(s) pursuant to one or more Loan Schedules, the “Reserve Funds”) and the Reserve Account(s) shall be subject to the terms of the applicable ACA Account Agreement in favor of Collateral Agent, for the benefit of the Lender.

(l) Mined Cryptocurrency. To the extent this Section 3(l) is indicated to apply with respect to any Loan Schedule:

(i) Each Borrower shall (both before and after an Event of Default) immediately deposit or cause to be deposited all Mined Cryptocurrency and any other Digital Asset into the applicable ACA Wallet.

(ii) Unless an Event of Default is existing and continuing, and subject to Section 8(d) each Borrower may sell, trade and otherwise dispose of any Mined Cryptocurrency from the Equipment in the ordinary course and for an amount not less than the prevailing market rate for such Mined Cryptocurrency as of the applicable date.

(iii) If an Event of Default is existing and continuing, all rights of each Borrower pursuant to Subsection 3(l)(ii) will immediately cease, without any requirement for any notice from Lender or Collateral Agent, and no Borrower may (or may permit any of its Subsidiaries or Affiliates to) Dispose of any Mined Cryptocurrency (or any other Digital Asset) without Collateral Agent’s written consent, which consent may be withheld in Collateral Agent’s sole and absolute discretion.

(iv) Unless agreed otherwise with the Lender, the Equipment shall only be used to mine Bitcoin and Digital Assets for the account of the Borrowers and if any Mined Cryptocurrency from the Equipment or other Digital Asset is not deposited into an ACA Wallet for any reason, the applicable Borrower (or any of its applicable Subsidiaries or Affiliates) shall segregate and hold in trust on behalf of Collateral Agent, such Mined Cryptocurrency or other Digital Asset and shall deliver it to Collateral Agent as soon as possible.

(v) Subject to Section 3(l)(ii) above, all Digital Assets and Mined Cryptocurrency, shall at all times be kept stored in an ACA Wallet, or in such other accounts or wallets as Collateral Agent and the applicable Borrower may agree to from time to time in writing.

(m) Upfront Fee; Other Fees. On the Closing Date and each Commencement Date, the Borrowers shall pay to Lender an upfront fee (the “Upfront Fee”), in an amount equal the percentage identified in the applicable Loan Schedule, of the Loan Amount set forth in such Loan Schedule. Each Borrower also agrees to pay to Lender any other fees identified in and agreed upon pursuant to any Loan Schedule.

(n) Insufficiency of Funds. If the funds on deposit in an ACA Account are insufficient to pay any amounts otherwise due and payable on a Payment Date or otherwise, the Loan Parties nevertheless remain jointly and severally responsible for, and shall pay when due, all Loans and other amounts and Obligations from time to time due and payable under this Master Agreement and the other Loan Documents in accordance with the terms of this Master Agreement and the other Loan Documents, together with interest accrued as set forth in Section 3(c) from the date when due until paid hereunder.

4. CONDITIONS TO CLOSING.

(a) Conditions Precedent to the Effectiveness of the Master Agreement. The effectiveness of this Master Agreement is subject to the satisfaction of each of the following conditions precedent, as determined by Lender in its reasonable discretion:

(i) Loan Documents. This Master Agreement and each other Loan Document (required to be executed and delivered on the Closing Date) shall have been duly executed and delivered by each party thereto, and be in full force and effect, and the Loan Parties shall have executed and delivered such Loan Documents as Lender may require in connection with the transactions contemplated hereby.

(ii) Financial Statements. Lender shall have received (A) audited consolidated financial statements of Ultimate Parent for the 2020 and 2021 fiscal years and (B) interim consolidated financial statements of Ultimate Parent for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to subclause (A) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of Lender, reflect any material adverse change in the consolidated financial condition of Ultimate Parent, as reflected in the audited, consolidated financial statements described in subclause (A) of this paragraph.

(iii) Certificates and Authorizations. Lender shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Manager, which shall (A) certify the resolutions of its board of directors (or other governing body) authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of each Loan Party and a true and correct copy of its bylaws, operating agreement, partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization, and each other jurisdiction where it is required to be qualified to do business.

(iv) Solvency. Lender shall have received a solvency certificate signed by a Financial Officer dated the Closing Date in form and substance reasonably satisfactory to Lender.

(v) Lien Searches. Lender shall have received (at Borrowers’ sole expense) UCC, federal and state tax, litigation and bankruptcy search reports on each Loan Party, in each case acceptable to Lender and performed in (A) each jurisdiction where each Loan Party (1) is organized, (2) is authorized to do business or (3) maintains any Collateral and (B) each filing office in which a financing statement in favor of Collateral Agent has been or will be filed or recorded to perfect the security interests granted to Collateral Agent in this Master Agreement, which search reports must show no other Liens other than Permitted Encumbrances.

(vi) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statements) required by the Loan Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create and perfect a first priority Lien in favor of (x) the Collateral Agent against each Borrower (and any other applicable Loan Party) in the Collateral and any Specified Collateral as of the Closing Date, and (y) any applicable Borrower (or any other applicable Loan Party) against its respective Parent (and any other applicable Subsidiary or Affiliate) in any Collateral or Specified Collateral sold to such Borrower (or any other applicable Loan Party) pursuant to an Affiliate Sale Agreement, in each case prior and superior in right to any other Person (other than as otherwise permitted hereunder), shall have been filed (and in the case of clause (y), assigned to the Collateral Agent), and remain of record or be in proper form for filing, registration or recordation.

(vii) Appraisal. If required by Lender, Lender shall have received an appraisal of the Equipment it desired to be financed with the proceeds of the Loan under the applicable Loan Schedule, and the results of such appraisal shall be satisfactory to Lender in its sole discretion. The costs of any such appraisal shall be borne solely by the Borrowers.

(viii) Insurance. (A) The Borrowers shall have delivered to Lender evidence satisfactory to Lender that all insurance required by the terms of this Master Agreement and the other Loan Documents is in full force and effect; and (B) Collateral Agent shall have received no later than thirty (30) days following the Closing Date (or such later date as agreed by the Collateral Agent in its sole discretion) endorsements naming Collateral Agent as an additional insured and lenders loss payee, as applicable, under all insurance policies to be maintained with respect to the Collateral.

(ix) Payment of Fees and Expenses. The Borrowers shall have paid (or shall have made arrangements to pay on the Closing Date out of the proceeds of any Loan advanced on the Closing Date if Lender shall consent thereto) the Upfront Fee and all of Lender’s costs and expenses required to be paid by the Borrowers pursuant to Section 10(d), if any.

(x) Material Adverse Effect. Since the receipt of Ultimate Parent’s audited financial statements for the period ending December 31, 2021 no event, condition, or change in circumstance shall have occurred, whether or not under the control of either or both of Lender and/or any Borrower and any other Loan Party, that could reasonably be expected to result in a Material Adverse Effect (which condition shall be certified by a Borrower in writing).

(xi) Pay-off Letter; Lien Releases. If applicable, Lender shall have received satisfactory pay-off letters for all existing Indebtedness required to be repaid and which confirms that all Liens upon (x) any of the property of each Borrower constituting Collateral and (y) any of the Equity Interests of each Borrower, in each case, will be terminated concurrently with such payment (together with documentation satisfactory to Lender evidencing such termination of liens).

(xii) Bill(s) of Sale; Affiliate Sale Agreement; No Interest Letter. Lender shall have received (x) the applicable Affiliate Sale Agreement and one or more bills of sale, each in form and substance satisfactory to the Lender in its sole discretion and certified as true and correct copies thereof by the applicable Borrower, executed by the applicable seller of the Equipment and such Borrower and/or its Parent (and/or any other applicable Subsidiary or Affiliate) as the case may be, as buyer, evidencing the ultimate purchase by such Borrower (or any other applicable Subsidiary) of all right, title and interest in and to the Equipment, free and clear of any liens or encumbrances and (y) a consent or “no interest” letter from any creditor of such Borrower that has any interest in the Collateral, in form and substance satisfactory to Lender, regarding the Collateral and the transactions contemplated hereby.

(xiii) Landlord Waivers. The Borrowers (and any applicable Subsidiary or Affiliate) shall have obtained a waiver and/or collateral access agreement from sublandlord, landlord, mortgagee, sublicensee and/or licensee on terms and conditions reasonably satisfactory in form and substance to Lender.

(xiv) KYC AML Requirements, Etc. Lender shall have received prior to the Closing Date, all documentation and other information regarding each Loan Party requested in connection with applicable “know your customer” requirements and AML Laws and (2) a properly completed and signed IRS Form W 8 or W 9, as applicable, for each Loan Party, and (B) Lender shall have received, to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party prior to the Closing Date, to the extent requested prior to the Closing Date.

(xv) Due Diligence; Credit Approvals and Background Checks. Lender shall be satisfied (i) with completion of all business, financial, environmental and legal due diligence, (ii) Corporate structure, capital structure, material contracts and governing documents of each Borrower, the Guarantors and their respective affiliates and (iii) background and reference checks that are requested by Lender. Lender shall have received approvals from the NYDIG Investment and Credit Committees. Lender shall have inspected the Equipment and all other equipment at the Loan Parties’ facilities and be satisfied with results thereof.

(xvi) Other Documents. The Borrowers shall have complied with all other closing conditions and shall provide Lender with all other documents and items, in each case as Lender may reasonably request.

(b) Conditions Precedent to Each Loan. Lender’s agreement to provide Loan(s) under any Loan Schedule, without duplication of deliveries addressed pursuant to the preceding clause (a) with respect to any Loan on the Closing Date, shall be subject to the satisfaction of the following conditions precedent, as determined by Lender in its reasonable discretion:

(i) Loan Documents. The applicable Loan Schedule, together with any other Loan Documents required to be executed in connection therewith, shall have been duly executed and delivered by each party thereto, and be in full force and effect, and the Loan Parties shall have executed and delivered such other documents as Lender may require in connection with the transactions contemplated in the Loan Documents.

(ii) No Default. No Default or Event of Default shall have occurred and then be continuing.

(iii) Representations and Warranties. All representations and warranties of each Loan Party set forth in this Master Agreement and the other Loan Documents, as applicable, shall as of the day of the Loan Schedule corresponding to such request for a Loan, (except for such representations which expressly refer to an earlier date, in which case such representations shall be deemed true as of such date) be true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects).

(iv) Material Adverse Effect. Since the receipt by Lender of Ultimate Parent’s audited financial statements for the period ending December 31, 2021, no event, condition, or change in circumstance shall have occurred, whether or not under the control of either or both of Lender and/or any Borrower, that could reasonably be expected to result in a Material Adverse Effect.

(v) Payment of Upfront Fee and Expenses. The Borrowers shall have paid (or shall have made arrangements to pay on the date of the applicable Loan Schedule out of the proceeds of the Loan advanced under such Loan Schedule if Lender shall consent thereto) (A) the Upfront Fee set forth on the applicable Loan Schedule with respect to such Loan, which shall be fully earned and non-refundable on the Commencement Date and (B) all of Lender’s costs and expenses, if any, required to be paid as of such date by the Borrowers pursuant to Section 10(d).

(vi) Appraisal. If required by Lender, Lender shall have received an appraisal of the Equipment it desired to be financed with the proceeds of the Loan under the applicable Loan Schedule, and the results of such appraisal shall be satisfactory to Lender in its sole discretion. The costs of any such appraisal shall be borne solely by the Borrowers.

(vii) Landlord Waiver. Each Borrower (and any applicable Subsidiary or Affiliate) shall have obtained a lien waiver and/or collateral access agreement from any applicable sublandlord, landlord, mortgagee, sublicensee and/or licensee or other party holding an interest in real estate where the Collateral is located on terms and conditions reasonably satisfactory and in form and substance to Lender.

(viii) Legal Opinion(s). If specified in the applicable Loan Schedule with respect to any Loan, Lender shall have received legal opinion(s) from counsel to each Loan Party as to the enforceability of this Master Agreement and the other Loan Documents against each Loan Party party thereto and such other matters as Lender may require.

(ix) Filings, Registrations and Recordings. To the extent not previously filed pursuant to Section 4(a)(vi), each document (including any Uniform Commercial Code financing statements) required by the Loan Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create and perfect a first priority Lien in favor of (x) the Collateral Agent against any Borrower (and any other applicable Loan Party) in the Specified Collateral under such Loan Schedule, and (y) any Borrower (or any other applicable Loan Party) against its Parent (and any other applicable Subsidiary or Affiliate) in any Specified Collateral sold to the applicable Borrower (or any other applicable Loan Party) pursuant to an Affiliate Sale Agreement, in each case prior and superior in right to any other Person (other than as otherwise permitted hereunder), shall have been filed (and in the case of clause (y), assigned to the Collateral Agent), and remain of record or be in proper form for filing, registration or recordation.

(x) Bill(s) of Sale; Supplier Contracts; Affiliate Sale Agreement(s); No Interest Letter(s). Lender shall have received (x) the applicable Supplier Contract and, if applicable, Affiliate Sale Agreement (in each case, to the extent not previously delivered to the Lender pursuant to Section 4(a)) and one or more bills of sale, each in form and substance satisfactory to the Lender in its sole discretion and certified as true and correct copies thereof by the applicable Borrower, executed by the applicable seller of the Equipment and the applicable Borrower and/or its Parent (and/or any other applicable Subsidiary or Affiliate) as the case may be, as buyer, evidencing the ultimate purchase by such Borrower (or any other applicable Subsidiary) of all right, title and interest in and to the Equipment, free and clear of any liens or encumbrances and (y) if applicable and not previously delivered to the Lender pursuant to Section 4(a), a No Interest Letter in respect of the Equipment to be financed pursuant to such Loan Schedule.

(xi) ACA Account Agreement. To the extent required under the applicable Loan Schedule, Collateral Agent, the applicable Borrower and Account Bank shall have entered into an ACA Account Agreement reasonably satisfactory to Collateral Agent with respect to each ACA Account, including, without limitation, the ACA Account Agreement with respect to the Reserve Account; provided that, with respect to any Loan Schedule funded on the Closing Date, the applicable Borrower shall have entered into such an ACA Account Agreement no later than [***].

(xii) ACA Wallet Agreement. To the extent required under the applicable Loan Schedule, Collateral Agent, the applicable Borrower(s) and Wallet Custodian shall have entered into an ACA Wallet Agreement reasonably satisfactory to Collateral Agent with respect to the applicable ACA Wallet.

(xiii) Insurance. To the extent not previously delivered pursuant to Section 4(a) with respect to any Collateral under the applicable Loan Schedule, (A) each Borrower shall have delivered to Lender evidence satisfactory to Lender that all insurance required by the terms of this Master Agreement and the other Loan Documents is in full force and effect; and (B) Collateral Agent shall have received endorsements naming Collateral Agent as an additional insured and lenders loss payee, as applicable, under all insurance policies to be maintained with respect to the Collateral.

(xiv) Lender Approvals. Lender shall have received evidence that all credit, legal, compliance, background checks and other internal approvals in connection with the Loans, the Loan Documents and the Loan Parties have been obtained and are in form and substance satisfactory to the Lender.

(xv) Other Documents. Each Borrower shall have complied with all other closing conditions and shall provide Lender with all other documents and items, in each case as Lender may reasonably request.

5. SECURITY INTEREST; COLLATERAL MATTERS.

(a) As security for the due payment and performance of the Loan Parties’ Obligations under the Loan Documents, each Borrower hereby pledges, assigns and grants to Collateral Agent, for the benefit of the Lenders under each Loan Schedule, a first priority security interest in all of its right, title and interest in and to the following, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Borrower and wherever located (collectively, the “Collateral”): (i) all Accounts; (ii) all Chattel Paper; (iii) all Documents; (iv), all equipment (as such term is defined in the UCC), including, without limitation, the Equipment and any Replacement Equipment; (v) all Fixtures; (vi) all General Intangibles, including, without limitation, all Intellectual Property; (vii) all Goods; (viii) all Instruments; (ix) all Inventory; (x) all Investment Property; (xi) all cash or cash equivalents; (xii) all letters of credit, Letter-of-Credit Rights and Supporting Obligations; (xiii) all Deposit Accounts with any bank or other financial institution including, without limitation, each ACA Account; (xiv) all Commercial Tort Claims; (xv) all Digital Assets and all Digital Asset wallets or wallet accounts and other Digital Asset accounts, including, without limitation, each ACA Wallet Account and any Bitcoin, Dollars and other assets credited thereto, and general intangibles related to any of the foregoing; (xvi) all property of such Borrower in the possession of Collateral Agent or Lender; (xvii) all Money; (xviii) all accessions to, substitutions for and replacements, insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related to any of the foregoing and any General Intangibles at any time evidencing or relating to any of the foregoing; (xix) without limiting the generality of the foregoing subclauses (i) through (xviii), all agreements, contracts, warranties, invoices, purchase orders and other agreement, instruments and documents with the Supplier of the Equipment or service provider with respect thereto (including under any Supplier Contract or any Acknowledgment of Rights Agreement in connection with any Supplier Contract); and (xx) all proceeds, products, rents, offspring, or profits of any and all of the foregoing; provided, however, that notwithstanding the foregoing, with respect to any Collateral constituting Specified Collateral in which a security interest is granted under any Loan Schedule, the Borrowers, Collateral Agent and the Lender agree that any proceeds of Specified Collateral shall first be applied to the Specified Loan in accordance with Section 3. Title to the Collateral shall at all times be either in the applicable Borrower’s name, subject to the security interest of Collateral Agent, or in the name of the Collateral Agent and any certificate of title for the applicable Collateral (to the extent applicable) shall designate such Borrower as owner and Collateral Agent, as lien holder.

(b) Authorization to File UCC Financing Statements; Control.

(i) Authorization to File UCC Financing Statements. Each Borrower hereby authorizes Collateral Agent to file, and if requested will deliver to Collateral Agent, all financing statements and other documents and take such other actions as may from time to time be requested by Collateral Agent in order to maintain a first priority perfected security interest in and, if applicable, Control (as hereinafter defined) of, the Collateral and all “Specified Collateral”. Any financing statement filed by Collateral Agent may be filed in any filing office in any UCC jurisdiction and may (A) indicate the collateral (1) as “all assets” of the applicable Borrower or “all assets of the debtor, whether now owned by or owing to or hereafter acquired by or arising in favor of the debtor and wherever located, including all accessions to, substitutions for and replacements, insurance proceeds and products of the foregoing” or words of similar effect, regardless of whether any particular asset comprised in the Collateral or any Specified Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) by any other description which reasonably approximates the description of the Collateral contained in this Master Agreement or the description of any Specified Collateral contained in any Loan Schedule, as applicable, and (B) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (1) whether the applicable Borrower is an organization, the type of organization (and any organization identification number issued to such Borrower), and (2) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Each Borrower further authorizes the Collateral Agent to file financing statement assignments and to act as secured party of record with respect to any UCC financing statement filed to perfect the security interest of the applicable Borrower, as buyer, in the “Equipment” and “Purchased Equipment Assets” under the Affiliate Sale Agreement. Each Borrower also agrees to furnish any such information described in the foregoing sentences to Collateral Agent promptly upon request. Each Borrower also ratifies its authorization for Collateral Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(ii) Perfection by Control. Upon Collateral Agent’s request therefor, any Borrower shall take all steps necessary to grant Collateral Agent Control, and to ensure that Collateral Agent retains such Control, of all Collateral (including, without limitation, any Collateral in an ACA Wallet) as to which Control thereof is necessary or desirable under the UCC, or as Collateral Agent may determine necessary, to ensure that Collateral Agent retains a first perfected Lien over any such Collateral (subject only to Permitted Encumbrances).

As used in this Section 5(b), “Control” shall have the meaning set forth in the applicable UCC.

(c) Casualty Event. The Loan Parties shall bear the entire risk of loss, theft, damage to or destruction of the Equipment and other Collateral in connection with any Casualty Event, from any cause whatsoever. No Casualty Event shall relieve any Loan Party from making any Payment or any other obligations hereunder.

(d) Use of Equipment; Quiet Possession. Provided that no Event of Default has occurred and is continuing, the Borrowers shall have quiet possession of the Equipment during the Term of the applicable Loan. The Equipment shall not constitute, and the Loan Parties shall ensure that it shall not constitute, real property or fixtures, and the parties agree that the Equipment is and shall be removable from, and is not essential to, the premises where the Equipment is located.

(e) Landlord Waiver. Upon the request of Lender, each Borrower shall obtain a written host’s, landlord’s, mortgagee’s or warehouseman’s acknowledgement and waiver in form and substance satisfactory to Lender from all persons having any interest in the real estate upon which any Equipment is located, stored or garaged.

(f) DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY. EACH BORROWER ACKNOWLEDGES AND AGREES THAT THE EQUIPMENT IS FINANCED “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” AND, IRRESPECTIVE OF WHETHER SUCH BORROWER IS ACQUIRING THE EQUIPMENT DIRECTLY FROM A SUPPLIER OR FROM LENDER: (i) LENDER DOES NOT MAKE AND HEREBY DISCLAIMS ANY AND ALL WARRANTIES EITHER EXPRESSED OR IMPLIED AS TO THE CONDITION OF THE EQUIPMENT, ITS MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE, ITS DESIGN, CONDITION, CAPACITY, DURABILITY, QUALITY OF MATERIAL, OPERATION OR WORKMANSHIP, CONFORMITY OF ANY DESCRIPTION OR PATENT, TRADEMARK OR COPYRIGHT, OR OTHERWISE WITH RESPECT TO ANY CHARACTERISTICS OF THE EQUIPMENT WHATSOEVER; (ii) LENDER IS NOT THE MANUFACTURER OR SUPPLIER OF THE EQUIPMENT NOR THE MANUFACTURER’S OR SUPPLIER’S AGENT AND NO SUCH PERSON IS LENDER’S AGENT FOR ANY PURPOSE; (iii) LENDER IS NOT RESPONSIBLE FOR ANY REPAIRS OR SERVICE TO ANY EQUIPMENT, DEFECTS THEREIN OR FAILURES IN THE OPERATION THEREOF OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH ANY SUCH EQUIPMENT, DEFECTS, OR FAILURES; AND (iv) EACH BORROWER HAS SELECTED EACH ITEM OF EQUIPMENT BASED ON ITS OWN JUDGMENT AND EXPRESSLY DISCLAIMS ANY RELIANCE UPON ANY STATEMENTS OR REPRESENTATIONS MADE BY LENDER.

6. REPRESENTATIONS, WARRANTIES. Each Borrower represents and warrants to Collateral Agent and Lender as of the Closing Date, as of each Commencement Date and as of the date of each Loan Schedule that:

(a) Organization; Powers. Such Borrower is a limited liability company duly existing and in good standing under the laws of the State of Delaware and qualified to do business wherever necessary to carry on its present business and operations and to own its property; such Borrower has full limited liability company power and authority to enter into this Master Agreement and the other Loan Documents, to incur each Loan and grant Liens hereunder, and to perform its obligations under this Master Agreement and the other Loan Documents.

(b) Authorization; No Conflicts; Enforceability. Except for waivers and consents as set forth in Schedule 6(b) attached hereto, each Loan Document, when entered into has been duly executed and authorized, requires no further approval of its board of directors (or other governing body) or other third party approval of, or the giving of notice to, any Governmental Authority and does not contravene any Requirement of Law, or any agreement, indenture, or other instrument to which any Borrower, any Loan Party or any of their respective Subsidiaries and/or Affiliates are party or by which it may be bound and constitutes a legal, valid, and binding obligation of each Borrower enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally). The transactions contemplated by this Master Agreement, and the transactions contemplated by any Loan Schedule when entered into, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents.

(c) Liens. The provisions of this Master Agreement create legal and valid Liens on and security interests in all of the Collateral in favor of Collateral Agent, for the benefit of the Lenders under each Loan Schedule, the provisions of each Loan Schedule create legal and valid Liens on and security interests in all of the Collateral set forth therein in favor of Lender and such Liens and security interests constitute perfected and continuing Liens on and security interests in the Collateral, securing the Obligations, enforceable against the Loan Parties and all third parties, and having priority over all other Liens on the Collateral (subject to Permitted Encumbrances).

(d) Payment for Equipment. As of the Commencement Date of any Loan, each Borrower has paid or caused to be paid an amount equal to the percentage identified in the applicable Loan Schedule as the “Down Payment” amount, of the purchase price of each such applicable item of Equipment to the Supplier.

(e) Compliance With Laws; Sanctions. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (i) each Requirement of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. Each Loan Party and any other person who Controls any Loan Party is not a Sanctioned Person or subject to any Sanctions and each Loan Party and each director, officer, employee and agent thereof is in compliance with all applicable Sanctions, Anti-Corruption Laws and AML Laws (including, without limitation, any federal regulations to prevent money laundering) and no Loan Party is, nor is any director, officer, employee or agent of any Loan Party (A) the subject of any Sanctions, or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of any Sanctions.

(f) Litigation. There are no pending or threatened actions or proceedings against or affecting any Loan Party before any arbitrator or Governmental Authority as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(g) Solvency. Each Loan Party is solvent and has the ability to pay such Loan Party’s debts when they come due and no Loan Party is contemplating and has not contemplated relief under any bankruptcy laws or other similar laws for the relief of debtors. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Master Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

(h) Financial Statements. All of each Loan Party’s financial statements and other information heretofore given and hereafter to be given to Lender (including all financial statements of Ultimate Parent) are and will be true and complete in all material respects as of their respective dates, and fairly represent and will fairly represent such Loan Party’s financial condition, and show all material Indebtedness and other liabilities (including, without limitation, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of such Person and its Subsidiaries as of the date thereof. Since December 31, 2021, no event or circumstance, either individually or in the aggregate has occurred that has or could reasonably be expected to have a Material Adverse Effect on such Loan Party’s financial condition reflected therein after the respective date thereof upon delivery to Lender.

(i) Taxes. Each Loan Party has timely filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax Liens have been filed and no claims are being asserted with respect to any such taxes.

(j) Use of Proceeds. The proceeds of each Loan have been used and will be used, whether directly or indirectly as set forth in Section 7(i).

(k) Disclosure.

(i) Each Loan Party has disclosed to Lender all agreements, instruments and corporate or other restrictions to which such Loan Party is directly or indirectly subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to Lender in connection with the negotiation of this Master Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) As of the Closing Date, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to Lender in connection with this Master Agreement is true and correct.

(l) No Reliance. Each Borrower acknowledges that Lender has not made any representation or warranty as to the legal, accounting or tax characterization or effect of any Loan Schedule or any financing contemplated hereby. Each Borrower has consulted its own advisors with respect to such matters.

(m) Location of Collateral. Each Item of Equipment shall at all times be kept or stored at the location set forth on the applicable Loan Schedule with respect to such Item of Equipment, or at such other locations as Lender may consent to from time to time, which consent may be withheld in Lender’s reasonable discretion. Notwithstanding the foregoing, however, and provided that no Event of Default has occurred or is continuing, any Borrower may, subject to Lender’s prior consent (which may be withheld in Lender’s sole and absolute discretion), re-locate the Equipment to a location or facility substantially similar to the location originally set forth the applicable Loan Schedule provided that prior to and during such relocation, such Borrower shall take all steps reasonably necessary in order to create, evidence, perfect, continue, or maintain the existence and priority of the security interest of Lender in the Collateral following such relocation, including, if applicable, continued compliance with Section 5(e).

(n) Investment Company Act. No Loan Party nor any of their Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as such terms are defined in the Investment Company Act. No Loan Party is subject to regulation under any law that limits the ability to incur debt or which may otherwise render all or any portion of the Obligations under the Loan Documents unenforceable.

All representations and warranties contained herein shall be continuing in nature and in effect at all times prior to the Loan Parties satisfying all of their Obligations including any obligations to Lender under each Loan Schedule, this Master Agreement and/or any other Loan Documents.

7. AFFIRMATIVE COVENANTS. Until all of the Obligations shall have been paid and satisfied in full, each Borrower covenants and agrees with Lender that:

(a) Financial Statements and Reporting. The Borrowers shall furnish (or cause to be furnished, as applicable) to Lender:

(i) as soon as available, and in any event within [***] calendar days after the end of each fiscal year of Ultimate Parent, Ultimate Parent’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants acceptable to Lender (without a “going concern” or like qualification, commentary or exception, and without any qualification or exception as to the scope of such audit), to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Ultimate Parent’s and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii) as soon as available, and in any event within [***] calendar days after the end of each of the first three fiscal quarters of Ultimate Parent, Ultimate Parent’s consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer or the Ultimate Parent’s then-serving regionally recognized independent public accountants as presenting fairly in all material respects the financial condition and results of operations of Ultimate Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; provided that in the event the securities of any Parent or any direct or indirect parent of such Parent (the “IPO Entity”) become publicly traded on any United States national securities exchange, then the Borrowers can satisfy their responsibilities under this Section 7(a)(ii) by furnishing (or causing to be furnished, as applicable) unaudited financial statements of such IPO Entity on the timeline required for such IPO Entity by such exchange;

(iii) prompt notice by email of (x) each payment under a Supplier Contract (including furnishing evidence satisfactory to Lender of such payment), and (y) the receipt by the applicable Borrower of a given date for delivery of each item of Equipment; and

(iv) promptly after demand therefor, such other information as Lender may reasonably request from time to time, including without limitation other financial statements and information pertaining to the Borrowers or any other Loan Party.

Documents required to be delivered pursuant to Section 7(a)(i), (ii) and (iv) (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such materials are publicly available as posted on the U.S. Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR); provided that: (A) upon written request by Lender to any Borrower, such Borrower shall deliver paper copies of such documents to Lender until a written request to cease delivering paper copies is given by Lender and (B) such Borrower shall notify the Lender (by electronic mail or facsimile) of the posting of any such documents and, if requested by Lender, provide to Lender by electronic mail electronic versions (i.e., soft copies) of such documents. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, delivery shall be deemed to not have occurred until a new or corrected electronic mail address has been provided, and such attempted electronic delivery shall be ineffective and deemed to not have been delivered.

(b) Notice of Material Events. Each Borrower will furnish to Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(i) the occurrence of any Default or Event of Default;

(ii) receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party that (A) seeks damages in excess of [***] or injunctive relief, (B) alleges criminal misconduct by any Loan Party or any Subsidiary thereof, (C) alleges the violation of, or seeks to impose remedies under the Securities Act of 1933, the Exchange Act, the Investment Company Act, any applicable Environmental Law or other related Requirement of Law, or seeks to impose Environmental Liability, (D) asserts liability on the part of any Loan Party or any Subsidiary in excess of [***] in respect of any tax, fee, assessment, or other governmental charge, or (E) involves any product recall;

(iii) any material change in accounting or financial reporting practices by the Loan Parties, the Ultimate Parent or, if and to the extent applicable, the IPO Entity;

(iv) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(v) [Reserved];

(vi) immediately, and in any event, within twenty-four (24) hours after the occurrence of such event, after any Borrower learns of any Casualty Event with respect to the Equipment or any other event that has materially disrupted or prevented the continuous mining of Digital Assets to an ACA Wallet from the Equipment, including, without limitation, any loss of electricity, loss of internet connection, software issues, or viruses that is not remedied within twenty-four (24) hours of such Borrower becoming aware, notify Collateral Agent and Lender in writing with reasonable detail of such event and provide Collateral Agent and Lender with such Borrower’s proposed course of action to recommence the mining of Digital Assets; and

(vii) any change in the information provided in the Beneficial Ownership Certification delivered to Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section 7(b) shall be (i) in writing, and (ii) accompanied by a statement of a Financial Officer or other executive officer of a Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(c) Existence; Conduct of Business. Each Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its and all of its Subsidiaries’ legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(d) Payment of Obligations. Each Borrower will pay (and cause its Subsidiaries and Affiliates to pay) or discharge all Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) each Borrower (or the applicable Subsidiary or Affiliate) has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Borrower will (and cause its Subsidiaries and Affiliates to) remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions. Further, and without limiting the foregoing, each Borrower shall, on or before the final payment due date under any applicable Supplier Contract, pay the balance of the purchase price owed to any Supplier in respect of any Equipment when due and take no action to cancel, terminate or default under such Supplier Contract.

(e) Compliance with Laws and Material Contractual Obligations. Each Loan Party will (and shall cause their Subsidiaries and Affiliates to), (i) comply with each Requirement of Law applicable to it or its property (including, without limitation, Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party. Each Loan Party will (and shall cause their Subsidiaries and Affiliates to) maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with AML Laws, Anti-Corruption Laws and applicable Sanctions.

(f) Use and Maintenance of Equipment; Registration; Supplier Arrangements.

(i) (A) Each Loan Party will (and shall cause their Subsidiaries and Affiliates to) maintain and use the Equipment in a prudent, businesslike manner for its originally-intended purpose, in the ordinary course of Borrowers’ business, and only in accordance with applicable laws, Supplier or manufacturer warranty provisions, requirements of insurance, operating manuals and instructions, rules, regulations, and orders of any judicial, legislative or regulatory body having power to supervise or regulate the use, operation or maintenance thereof, including licenses, permits and registration requirements, if any and to the extent applicable (B) the proceeds of any Loan will be used only as described in Section 7(h) hereof and, in any event, for commercial or business purposes and will not be used for consumer, personal, family, agricultural or household purposes; (C) each Loan Party will keep the Equipment in good condition and working order ordinary wear and tear excepted and shall replace or restore and maintain any part of the Equipment by qualified personnel at all times during the Term of such Loan Schedule; (D) unless otherwise agreed to by the Lender and the applicable Borrower, all Equipment subject to this Master Agreement shall be deployed in the same mining pool; (E) no Loan Party will make (or, except as provided in the last sentence of this clause (f)(i), permit any of their Subsidiaries or Affiliates to make) any modification to any Item of Equipment that would invalidate or otherwise terminate the warranty applicable to such Item of Equipment, but each Loan Party will, unless otherwise directed by Lender, make all modifications and maintenance, at its sole cost and expense, required hereunder or by any Requirement of Law, or recommended or required by any Supplier, operating instructions or requirements of any insurer or maintenance organization servicing the Equipment, provided, that all parts, mechanisms, devices and other property installed on the Equipment shall immediately become part of the Equipment and Collateral and subject to Lender’s security interest and such maintenance or modifications shall be performed by qualified personnel only; and (F) if Lender has caused a global positioning system or other tracking device to be installed on any Item, no Loan Party will (or permit any of their Subsidiaries and Affiliates to) remove or tamper with such device, nor will such Loan Party tamper (or permit any of their Subsidiaries or Affiliates to tamper) with any odometer or other device designed to track use of the Equipment. If any Borrower gives Lender prior written notice of its intention to make any modification to any Item of Equipment (hereinafter, a “Reconfiguration”) in compliance with the provisions of the immediately preceding sentence (which compliance shall be determined in Lender’s reasonable discretion), such Reconfiguration shall constitute an improvement and neither such improvements nor parts installed on such Equipment in the course of Reconfiguration shall be deemed to be accessions to the Equipment. The Lender and Collateral Agent acknowledge and are aware, and it shall not be deemed a breach of any Borrower’s obligations under this Section, that the Equipment may be submerged and immersed in dielectric fluid, which may void manufacturer’s warranty with respect to such Equipment; provided that the applicable Borrower shall provide notice of its intent to so submerge any Equipment not submerged as of the Closing Date to the Lender no less than fifteen (15) calendar days prior to taking such action.

(ii) Without limiting any of the Loan Parties’ obligations in Section 7(f)(i) above or elsewhere in this Master Agreement or any Loan Schedule, each Borrower covenants and agrees that for all Items of Equipment, such Borrower will make (and will cause their Subsidiaries and Affiliates to make) arrangements satisfactory to Lender in Lender’s reasonable discretion to keep the Equipment properly maintained by the applicable Supplier, if any or another qualified maintenance organization and eligible for prime shift maintenance by the applicable Supplier, if any.

(iii) If any Borrower has entered into any Supplier Contract with respect to the Equipment, such Borrower shall (and shall cause their Subsidiaries and Affiliates to) (i) deliver to Lender the Supplier Contract and (ii) use commercially reasonable efforts to obtain a No Interest Letter from the applicable Supplier in connection therewith, in each case prior to the Commencement Date of any Loan made in respect of such Equipment under the applicable Loan Schedule (or such later date as agreed by the Lender in its sole discretion).

(g) Insurance. The Loan Parties shall, at the Borrowers’ sole cost and expense, commencing with the delivery of any Equipment to any Loan Party and continuing during the Term of each Loan Schedule until all of the Obligations are satisfied in full, procure and maintain such insurance coverage in such amounts (including deductibles), in such form and with responsible insurers, all as satisfactory to Lender (which may on reasonable notice no less than 30 days in advance require any Borrower to change such form, amount or company), including: (i) comprehensive general liability insurance insuring against liability for property damage, death and bodily injury resulting from the transportation, ownership, possession, use, operation, performance, maintenance, storage, repair or any similar act related to the Equipment, with minimum limits of $2,000,000 per each occurrence (or such other amounts as set forth in such Loan Schedule and notified by Lender), with Lender and Lender’s successors and/or assigns named as additional insured; (ii) all risk physical damage insurance against the risks of theft, loss or damage from every cause whatsoever with coverages and amounts acceptable with Lender and Lender’s successors and/or assigns named as lender loss payee; and (iii) if requested by Lender, other or additional coverage. The Loan Parties shall waive such Loan Party’s rights of subrogation, if any, and have such Loan Party’s insurance carrier waive its right of subrogation, if any, against Lender for any and all loss or damage. All policies shall contain clauses requiring the insurer to furnish Lender with at least thirty (30) calendar days prior written notice of cancellation, or nonrenewal of coverage and stating that coverage shall not be invalidated against Lender or Lender’s assigns because of any violation of any condition or warranty contained in any policy or application therefor by any Loan Party or by reason of any action or inaction of any Loan Party. Each Borrower agrees to inform Lender immediately in writing of any notices from, or other communications with, any insurers that may in any way adversely affect the insurance policies being maintained pursuant to this Section or of any insurance claims. No insurance shall be subject to any co-insurance clause. Upon request by Lender, each Borrower shall furnish Lender with certificates of insurance, proper endorsements or other evidence satisfactory to Lender that such insurance coverages are in effect. If any Loan Party shall fail to carry any insurance required hereunder, Lender (without obligation and without waiving any default or Event of Default by such Borrower hereunder) may do so at Lender’s sole option and at Borrowers’ sole cost and expense. Each Borrower acknowledges that such insurance will benefit Lender only and may cost substantially more than insurance the Loan Parties might procure. Each Borrower agrees that Lender is not a seller of insurance nor is Lender in the insurance business. Each Borrower agrees to deliver to Lender evidence of compliance with this Section satisfactory to Lender, including any requested copies of policies, certificates and endorsements, with premium receipts therefor, on or before the date of execution by such Borrower of the applicable Loan Schedule and thereafter within two (2) Business Days after Lender’s request and in any event, no less frequently than on each anniversary of the Closing Date. Lender shall be under no duty to ascertain the existence of or to examine any such policy or to advise Borrowers in the event any such policy shall not comply with the requirements hereof.

(h) Use of Proceeds. Each Borrower shall only use the proceeds of each Loan for purposes of financing or refinancing Equipment, or such other purposes as the Lender shall approve or as set forth in the applicable Loan Schedule.

(i) Books and Records; Inspection Rights. Each Loan Party shall (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, and (ii) permit any representatives designated by Lender (including employees of Lender or any auditors, consultants, accountants, lawyers, agents and appraisers retained by Lender), upon at least three (3) Business Days’ notice (provided that no notice shall be required if an Event of Default shall exist), (A) to visit and inspect its properties and conduct at any Loan Party’s premises an audit and examination of the Collateral and all of the Loan Parties’ books and records relating thereto, including examining and making extracts from its books and records, and (B) discuss the Loan Parties’ affairs, finances and condition with their officers and independent accountants (and hereby authorizes Lender to contact its independent accountants directly). Upon the occurrence of an Event of Default, the Borrowers shall bear the expense of any such inspection or audit conducted by Lender (or its designee) in accordance with this Section 7(i).

(j) Loan Schedule Covenants. Each Borrower shall comply with any and all covenants set forth in any Loan Schedule, in each case, on the terms and within the timeframes set forth therein.

(k) Additional NYDIG Related Covenants. Each Loan Party covenants and agrees that it shall comply with each of the covenants set forth in Schedule 7(k) attached hereto.

(l) Use of ACA Wallet. Each Borrower shall (and shall cause its Subsidiaries and Affiliates to) deposit all Mined Cryptocurrency and any other Digital Assets constituting Collateral in an ACA Wallet.

8. NEGATIVE COVENANTS. Until all of the Obligations shall have been paid and satisfied in full, each Borrower covenants and agrees with Lender that such Borrower shall not nor allow any of its Subsidiaries (or, with respect to Section 8(i) or when an Event of Default is continuing, allow Ultimate Parent and its Subsidiaries and Affiliates) to:

(a) Liens. voluntarily or involuntarily create, incur, assume, permit or suffer to exist any Lien of any kind whatsoever upon, affecting or with respect to the Collateral, whether now owned or hereafter acquired (other than Permitted Encumbrances);

(b) Indebtedness. create, incur, assume or suffer to exist any Indebtedness, except the Obligations;

(c) [***];

(d) Dispositions of Collateral. (x) Dispose of all or any part of the rights of any Loan Party in the Equipment or any other Collateral, in whole or in part, to anyone (except that, so long as no Event of Default then exists, the Loan Parties may Dispose of (i) Digital Assets in the ordinary course and for an amount not less than the prevailing market rate for such Digital Assets as of the date of such Disposition, including any Disposal of Mined Cryptocurrency in accordance with Section 3(l)(ii), (ii) Inventory (it being understood that Mined Cryptocurrency does not constitute Inventory) in the ordinary course of business, and (iii) used, obsolete, worn out or surplus equipment or property, in each case other than Equipment, in the ordinary course of business) or (y) move or allow any Item of Equipment to be moved to a location different from the location specified in the applicable Loan Schedule; provided, however, that any Borrower may dispose of certain Items of Equipment if such Item has become unfit for continued use and such Borrower simultaneously replaces same with Item of similar kind and for like use, and the purchase price of any such replacement Item shall have been paid in full by a Loan Party or an Affiliate thereof and the Collateral Agent’s security interest in such replacement Item of Equipment of this shall continue with the same effect and priority upon any such replacement without interruption.

(e) Corporate Changes. without at least [***] prior written notice to Lender (and signing and if requested by Lender, filing, such documents as Lender shall request in connection therewith), change (i) its legal name or primary address from that set forth above, (ii) the jurisdiction under whose laws it is organized as of the Closing Date, or (iii) the type of organization under which it exists as of the Closing Date;

(f) Mergers. consolidate with or merge into or with any other entity or divide into more than one entity;

(g) Redemptions of Equity Interests; Dividends. (i) purchase, redeem, acquire or retire any of any Borrower’s (or any of its Subsidiaries’) Equity Interests or make any shareholder withdrawals or pay any management bonuses, or (ii) make dividends or distributions (whether in cash, securities, Digital Assets or other property) with respect to any Equity Interests in any Borrower (or any of its Subsidiaries’), in the case of either of the preceding clauses (i) or (ii), unless (x) no Event of Default has occurred and is continuing and (y) such dividends or distributions are set forth on Schedule 8(g) hereto or the Lender has provided its prior written consent to any such action;

(h) Investments. make or maintain any Investments without the prior written consent of Lender;

(i) Negative Pledge. create (or permit any of their Subsidiaries or Affiliates to create or permit) any mortgage, pledge, lien or other security interest on any of the assets or Equity Interests of any Borrower or any of its Subsidiaries unless the Lender shall be granted a senior ranking Lien in the same assets to secure performance of all Obligations under the Loan Documents and such Borrower shall ensure that the Loans and Obligations shall constitute direct obligations of the Loan Parties ranking at least pari passu in right of payment with all other current and future senior obligations of such Borrower and its Subsidiaries.

9. DEFAULTS; REMEDIES.

(a) An “Event of Default” shall have occurred hereunder and under any and all Loan Schedules upon the occurrence of any of the following events or circumstances:

(i) any Borrower’s failure to pay any Payment or other amount owed to Lender under any Loan Document within [***] of when such Payment or other amount became due and owing to Lender;

(ii) any Loan Party’s failure to observe or perform any covenant, condition, or agreement (other than that specified in [***] contained in [***], [***] [***], [***], [***], [***], [***], [***] or in [***];

(iii) any Loan Party’s failure to observe or perform any covenant, condition or agreement contained in this Master Agreement (other than those specified in subclauses (i) or (ii) of this Section 9(a)) or any other Loan Document, and such failure shall continue unremedied for a period of [***] after the earlier of any Loan Party’s knowledge of such breach or notice thereof from Lender;

(iv) any attempt by any Loan Party to repudiate any Loan Document or its acceptance of any Equipment;

(v) (A) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness (other than the Obligations or any Loan), when and as the same shall become due and payable or (B) any event or condition occurs that results in any such Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(vi) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Master Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Master Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(vii) any Loan Party shall (A) be legally dissolved, adjudicated insolvent or bankrupt or cease to pay its debts as they mature, make a general assignment for the benefit of, or enter into an arrangement with, creditors; (B) apply for or consent to the appointment of a receiver, trustee or liquidator of it or a substantial part of its property; (C) take action to dissolve or terminate its legal existence, or authorize or file a voluntary petition in bankruptcy, insolvency or under any similar law, consent to such a petition; or (D) merge (except as permitted under Section 8(f)), consolidate, transfer or sell substantially all of its assets thereof;

(viii) if a Loan Party is a partnership or limited liability company, any member or partner of any such Loan Party shall (x) die, become disabled or be declared legally incompetent by a court of competent jurisdiction (if a natural person), or (y) dissolve, liquidate, or take action to dissolve or terminate its legal existence;

(ix) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including any Debtor Relief Law or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for [***] or an order or decree approving or ordering any of the foregoing shall be entered;

(x) any Loan Party (A) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including any Debtor Relief Law, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in Section 9(a)(ix), (C) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or for a substantial part of its assets, (D) files an answer admitting the material allegations of a petition filed against it in any such proceeding, or (E) makes a general assignment for the benefit of creditors;

(xi) one or more judgments for the payment of money in an aggregate amount in excess of [***] shall be rendered against any Loan Party and the same shall remain undischarged for a period of [***] during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment or any Loan Party shall fail within [***] to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(xii) except as permitted by the terms of any Loan Document, (A) any such applicable Loan Document shall for any reason fail to create a valid Lien in any Collateral purported to be covered thereby, or (B) any Lien securing any Obligation shall cease to be a perfected, first priority (or other priority required hereunder) Lien;

(xiii) if there shall occur an (i) appropriation, (ii) confiscation, (iii) retention, or (iv) seizure of control, custody or possession of any Equipment or other Collateral or Specified Collateral by any Governmental Authority;

(xiv) a Change in Control shall occur;

(xv) if anyone in the control, custody or possession of any Equipment or any Loan Party is accused or alleged or charged (whether or not subsequently arraigned, indicted or convicted) by any Governmental Authority to have used any Equipment in connection with the commission or any crime (other than a misdemeanor moving violation);

(xvi) any Loan Party defaults under any guaranty, collateral agreement, or other support agreement;

(xvii) any Mined Cryptocurrency or other Digital Asset constituting Collateral is deposited in a wallet address that is not an ACA Wallet;

(xviii) any Loan Party or any Person acting on a Loan Party’s behalf attempts to direct any Mined Cryptocurrency or other Digital Asset constituting Collateral from the Equipment to a wallet address that is not an ACA Wallet or attempts to prevent Lender from having full unencumbered access to an ACA Wallet; or

(xix) any Guarantor shall (A) breach any covenant, condition or agreement of a Guaranty executed by such Guarantor; (B) die or become legally incompetent (if an individual); or (C) suffer any condition or commit any act which, if suffered or committed by any Borrower, would constitute an Event of Default hereunder or under any Loan Schedule.

An Event of Default under any Loan Schedule shall constitute an Event of Default under this Master Agreement, each other Loan Schedule, and shall in all cases constitute a breach of and default under each NYDIG Agreement.

(b) Remedies of Lender. If an Event of Default shall have occurred and is continuing, Lender may, at its option, with or without notice to any Borrower, exercise any of the following remedies with respect to any Loan or Loan Schedule of such Lender or all related Specified Collateral as described in such Loan Schedule, and the applicable Loan Documents (provided, that any such remedies with respect to the Specified Collateral shall be exercised solely through the Collateral Agent and any other such remedies shall be exercised through the Servicer):

(i) declare any Loan of such Lender then outstanding to be due and payable in whole, whereupon the principal of each such Loan so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided, that notwithstanding anything to the contrary in this Section 9(b), in the case of any event described in Section 9(a)(vii), (ix) or (x) with respect to any Loan Party, the principal of each Loan then outstanding, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder and under any other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower;

(ii) proceed at law or in equity to enforce specifically the Loan Parties’ performance or recover damages, including all rights available to Lender (via the Collateral Agent) under the UCC with respect to the related Equipment constituting Specified Collateral of such Lender (whether or not the UCC applies to the affected Equipment);

(iii) require any Borrower to immediately assemble, make available and if requested by Lender deliver the related Specified Collateral (or, if so requested, any related Items designated by Lender) to Lender at a time and place designated by Lender;

(iv) enter, occupy and use any premises, with or without judicial process, where all or any part of the Equipment constituting Specified Collateral of such Lender, or the books and records relating exclusively thereto, or both, are located, to take possession of all or any part of such Equipment or the books and records relating exclusively thereto, or both, to remove all or any part of such Equipment or the books and records relating exclusively thereto, or both, and to operate or conduct sales of such Equipment, without any obligation to pay any Borrower for such use and occupancy;

(v) use any Borrower’s premises for storage without rent or liability;

(vi) dispose of the related Specified Collateral or such Items constituting the same at private or public sale, in bulk or in parcels, with or without notice except to the extent required by applicable law, and if notice is required by law such requirements of reasonable notice shall be met if such notice is mailed to any Borrower at its address set forth on the first page hereof or to the most current address designated by such Borrower to Lender in writing at least ten (10) calendar days before the time of the public sale or the time after which any other Disposition is to be made;

(vii) disable or keep idle all or part of such Specified Collateral and, at Lender’s discretion, take possession of the Equipment mining operations with respect to such Specified Collateral on Lender’s own behalf with such Equipment;

(viii) at Lender’s sole discretion, remedy such Event of Default for the account of and at the expense of the Borrowers;

(ix) exercise any rights granted to Lender under any landlord waiver or collateral access agreement; and

(x) except as any such remedies are reserved for the Collateral Agent under Section 9(c), exercise any other right or remedy at law or in equity or bankruptcy, including specific performance or damages for the breach hereof, including Attorney’s Fees and court costs.

In the event Lender receives any proceeds from the Disposition of any Specified Collateral, the Net Proceeds of such Disposition shall be turned over to the Collateral Agent, and the Collateral Agent shall apply any proceeds it receives from the Disposition of any Specified Collateral (including those turned over by a Lender) in accordance with the provisions of Section 3(e)(ii)(3). In the event Lender receives any proceeds from the Disposition of any Collateral or Specified Collateral not constituting such Lender’s Specified Collateral (other than any proceeds received by such Lender as a result of the specified application of proceeds set forth in Sections 3(e) or 3(f)), such Lender shall turn over such proceeds to the Collateral Agent, and the Collateral Agent shall apply such proceeds (including in each case those turned over by any Lender) in accordance with the provisions of Section 3(e) or Section 3(f), as applicable. In the event that a Lender has exercised remedies set forth in this Section 9(b) and caused the Collateral Agent to dispose of its Specified Collateral and the Net Proceeds of such Specified Collateral are insufficient to pay in full all Obligations then owed to such Lender, then such Lender shall retain the right to direct the Collateral Agent, together with other Lenders that constitute Required Lenders, to exercise remedies pursuant to Section 9(c) with respect to the Collateral (including Mined Cryptocurrency) and any proceeds received by the Collateral Agent in connection therewith shall be applied to the Obligations of all Lenders in accordance with the provisions of Section 3(f) (and the claim of any Lender receiving payment pursuant to such application shall be reduced only by the amount actually received by any such Lender).

If Lender shall, including by exercising any right of set-off or counterclaim or otherwise, receive any Net Proceeds in respect of any Collateral or Specified Collateral, Lender shall deliver 100% of such Net Proceeds to the Collateral Agent for application to the Obligations in accordance with the requirements of Sections 3(e), 3(f), 9(b) and 9(c) hereof, as applicable.

Any remedies available to Lender under this Section 9(b) shall be limited to the Loans and Specified Collateral as set forth on the applicable Loan Schedule(s) to which such Lender is a party.

(c) Remedies of Collateral Agent. If an Event of Default shall have occurred and is continuing, Collateral Agent may, at its option, and shall, as directed by the Required Lenders, with or without notice to any Borrower, exercise any of the following remedies with respect to any or all Collateral, Specified Collateral and/or Loan Documents:

(i) proceed at law or in equity to enforce specifically Loan Parties’ performance or recover damages, including all rights available to Collateral Agent or Lender under the UCC with respect to any Collateral or Specified Collateral, including, without limitation any Digital Assets (whether or not the UCC applies to the affected Collateral);

(ii) require any Borrower to immediately assemble, make available and if requested by Collateral Agent, deliver all Mined Cryptocurrency related to the Equipment and all other Collateral and Specified Collateral in such Borrower’s possession to Collateral Agent at a time and place designated by Collateral Agent; and take such actions as Collateral Agent may request to grant Collateral Agent exclusive access and control over any Digital Asset wallet or other Digital Asset platforms where any Loan Party (or their Subsidiaries and/or Affiliates) stores or houses (or where any other person houses or stores on their behalf) any Digital Assets that are Collateral hereunder;

(iii) enter, occupy and use any premises, with or without judicial process, where all or any part of the Collateral, Specified Collateral or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or Specified Collateral or the books and records relating thereto, or both, and to operate or conduct sales of the Collateral or Specified Collateral, without any obligation to pay any Loan Party (or their Subsidiaries and/or Affiliates) for such use and occupancy;

(iv) use any Loan Party’s premises for storage without rent or liability;

(v) dispose of Mined Cryptocurrency, any other Digital Asset, and other Collateral or Specified Collateral at private or public sale, in bulk or in parcels, whether Collateral is present at such sale and with or without notice except to the extent required by applicable law, and if notice is required by law such requirements of reasonable notice shall be met if such notice is mailed to any Borrower at its address set forth on the first page hereof or to the most current address designated by such Borrower to Lender in writing at least ten (10) calendar days before the time of the public sale or the time after which any other Disposition is to be made;

(vi) at Lender’s sole discretion, apply from time to time, in whole or in part, any Mined Cryptocurrency, or any other Digital Asset included in the Collateral or in Lender’s (or it’s Affiliate’s) possession or control, to reduce the Obligations of the Loan Parties;

(vii) exercise any rights granted to Collateral Agent under any landlord waiver or collateral access agreement;

(viii) give notice of sole control or any other instruction under any deposit account control agreement or and other control agreement with any securities intermediary and take any action therein with respect to such Collateral, including, without limitation, the disposition of the amounts on deposit in any such account;

(ix) give notice of sole control or any other instruction under any ACA Wallet Agreement with any Wallet Custodian and take any action therein with respect to such Collateral, including, without limitation, immediately blocking the Loan Parties’ access to any ACA Wallet and Disposing of the Digital Assets in any ACA Wallet in the enforcement of Collateral Agent’s rights under this Master Agreement;

(x) direct any Mined Cryptocurrency from the Equipment to a wallet or address for Digital Assets that is not an ACA Wallet; and

(xi) exercise any other right or remedy at law, or in equity or bankruptcy, including specific performance or damages for the breach hereof, including Attorney’s Fees and court costs.

Collateral Agent shall distribute any Mined Cryptocurrency or any proceeds thereof produced by or derived from Equipment under a Loan Schedule to repay the Obligations hereunder and under the Loan Documents, in the manner set forth in Section 3(f). In the event Collateral Agent Disposes of any other Collateral (excluding any Specified Collateral but including any Digital Assets not produced by or derived from such Equipment) pursuant to and permitted by this Master Agreement, Collateral Agent shall distribute such Collateral or proceeds thereof in the manner set forth in Section 3(f). In the event Collateral Agent Disposes of any Specified Collateral pursuant to and permitted by this Master Agreement, Collateral Agent shall distribute such Collateral or proceeds thereof in the manner set forth in Section 3(e)(ii)(3). The parties hereto acknowledge and agree that any rights of Lender, other than a Specified Lender, under this Master Agreement in and to any Specified Collateral with respect to any Loan or Obligations other than a Specified Loan shall be subject to the rights and priorities of the Specified Lender set forth in Section 3 hereof.

(d) Dispositions Generally. With respect to any exercise by Lender or Collateral Agent of its right to Dispose of any Items of Equipment, Specified Collateral or other Collateral, each Borrower acknowledges and agrees that Lender or Collateral Agent, as applicable, shall have no obligation, subject to any Requirement of Law, to clean-up or otherwise prepare any Collateral or Specified Collateral for Disposition; Lender and Collateral Agent may comply with any Requirement of Law that Lender or Collateral Agent, respectively, deems to be applicable or prudent to follow in connection with any such Disposition; and any actions taken in connection therewith shall not be deemed to have adversely affected the commercial reasonableness of any such Disposition. If Equipment delivered to or picked up by Collateral Agent or Lender contains goods or other property not constituting Equipment, each Borrower agrees that Collateral Agent or Lender may take such other goods or property, provided that Collateral Agent or Lender, as applicable, makes reasonable efforts to make such goods or property available to the applicable Borrower after repossession upon such Borrower’s written request. If, after the occurrence and during the continuation of any Event of Default, any Loan Schedule is placed in the hands of an attorney, collection or civil enforcement agent or other professional for collection of Payments or other amounts or enforcement of any other right or remedy of Lender under this Master Agreement, any Loan Schedule or otherwise, the Borrowers shall, upon demand, pay all Attorneys’ Fees and associated costs and expenses. To the fullest extent permitted by any Requirement of Law, each Borrower waives any rights now or hereafter conferred by Requirement of Law or otherwise that may require Lender or Collateral Agent to sell, lease or otherwise use any Collateral or Specified Collateral in mitigation of Lender’s or Collateral Agent’s damages set forth herein or in such Loan Schedule or that may otherwise limit or modify any of Lender’s or Collateral Agent’s rights or remedies. Each Borrower agrees that such Borrower shall remain liable for all amounts due hereunder, including any deficiency remaining after any Disposition of any Collateral or Specified Collateral after an Event of Default. Each remedy shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lender or Collateral Agent at law or in equity. No express or implied waiver of any Event of Default shall constitute a waiver of any of Lender’s or Collateral Agent’s other rights or remedies. Subject to any Requirement of Law, (i) Lender and Collateral Agent may dispose of any Equipment and other Collateral or Specified Collateral, respectively, at a public or private sale or at auction, and (ii) Lender and/or Collateral Agent may buy at any sale and become the owner of the Equipment or other Collateral or Specified Collateral. Lender and Collateral Agent may (A) sell the Equipment and other Collateral and Specified Collateral, as applicable, without giving any warranties as to such Equipment, Collateral, or Specified Collateral, as applicable, and (B) disclaim any warranties of title, possession, quiet enjoyment, or the like, and neither of the foregoing will be considered to adversely affect the commercial reasonableness of any sale or other Disposition of the Collateral or Specified Collateral.

(e) Grant of Intellectual Property License. For the purpose of enabling Lender or Collateral Agent to exercise the rights and remedies under this Section 9 at such time as Lender or Collateral Agent shall be lawfully entitled to exercise such rights and remedies (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral or Specified Collateral), each Borrower hereby grants to (x) Lender and (y) Collateral Agent, for the benefit of the Lenders under each Loan Schedule and effective as of the date of this Master Agreement (in each case as applicable for purposes of exercising each of Lender’s and Collateral Agent’s respective rights under Section 9(b) or 9(c) hereof, as applicable), an irrevocable, nonexclusive worldwide license (exercisable without payment of royalty or other compensation to any Loan Party), including in such license the right to use, license, sublicense, or practice any Intellectual Property now owned or hereafter acquired by or licensed to any Borrower, and wherever the same may be located, and including in such license, access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof.

(f) Setoff Rights. If an Event of Default shall have occurred and be continuing, Collateral Agent, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all cash, money, deposit account balances, Mined Cryptocurrency or other Digital Assets at any time held, in the possession of, or otherwise controlled by, such Person, and other obligations at any time owing by Lender or any Affiliate to or for the credit or the account of any Loan Party, against any and all of the Obligations, irrespective of whether or not Lender shall have made any demand under this Master Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to an Affiliate of Lender different from Lender or any other Affiliate holding, controlling or possessing such cash, money or Digital Assets, or obligated on such Indebtedness. The rights of each of the Collateral Agent and Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such parties may have. Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, all such amounts set off and applied by any Lender or its Affiliate pursuant to this Section 9(f) shall be conveyed by such Lender to the Collateral Agent for ratable distribution to the Lenders in accordance with Section 9(c).

(g) Digital Assets. With respect to Digital Assets, each Borrower agrees that the Digital Assets pledged as Collateral are of a kind or type customarily sold on recognized markets, subject to standard price quotations and may threaten to decline speedily in value. [***]. Each Borrower agrees that if the Collateral Agent or Lender exercises any setoff rights or secured party remedies with respect to such [***], that the Collateral Agent or Lender may [***]. Each Borrower, Lender and Collateral Agent agree that the actions described in the previous two sentences shall be commercially reasonable under the applicable UCC. Each Borrower understands and agrees [***]. Neither Lender nor Collateral Agent [***]. Each Borrower [***].

10. MISCELLANEOUS.

(a) Notices. All notices, demands or other communications by either party relating to this Master Agreement or any Loan Schedule, shall be in writing and shall be sent by: (i) personal delivery, (ii) recognized overnight delivery service, (iii) certified mail, postage prepaid, return receipt requested, (iv) electronic mail, or (v) facsimile, to the Borrowers, to Collateral Agent or to Lender, as the case may be, at its addresses set forth below (and shall be deemed received, in the case of (A) personal delivery, upon receipt, (B) overnight delivery, the next Business Day after delivering the same to such courier service, and (C) electronic mail and facsimile, upon receipt by such recipient as evidenced by a “delivery acknowledgment” received by the sender thereof):

If to the Borrowers:	4146 W US Hwy 79
Rockdale, TX 76567
Attn: [***]
Email: [***]
With a copy to:
Email: [***]
Email: [***]

If to Collateral Agent:	NYDIG ABL LLC
510 Madison Avenue, 21st Floor,
New York City, NY 10022
Attn: [***]
Email: [***]
With a copy to:
Email: [***]

If to Lender:	NYDIG ABL LLC
510 Madison Avenue, 21st Floor,
New York City, NY 10022
Attn: [***]
Email: [***]
With a copy to:
Email: [***]

or, if Lender became a party hereto pursuant to an Assignment and Assumption, the address for Lender specified in such Assignment and Assumption.

The parties hereto may change the address at which they are to receive notices, demands and other communications hereunder, by notice in writing in the foregoing manner.

(b) Power of Attorney; Further Assurances. Upon the request of Lender or the Collateral Agent, each or any Borrower shall promptly execute and deliver to Lender and Collateral Agent such further documents and take such further actions as Lender or Collateral Agent may reasonably require in order to more effectively carry out the intent and purpose of this Master Agreement, each Loan Schedule and each other Loan Document. Each Borrower grants to each of Lender and Collateral Agent a power of attorney in such Borrower’s name, which is irrevocable and coupled with an interest: (i) to endorse or execute in such Borrower’s name any such instruments, financing statements, documents, agreements and filings which Lender deems necessary to protect Lender’s interest hereunder and in the Equipment and other Collateral and proceeds thereof, including all insurance documentation and all checks or other insurance proceeds; (ii) to apply for a certificate of title for any Item of Equipment or other Collateral that is required to be titled under the laws of any jurisdiction where the Equipment or other Collateral is or may be used and/or to transfer title thereto upon the exercise by Lender of its remedies upon an Event of Default by any Borrower; (iii) make such corrections to a Loan Schedule as reasonably necessary to ensure that any such Loan Schedule contains the true intentions and agreement of the parties with respect thereto; (iv) send requests for verification of Accounts or notify account debtors of Lender’s security interest in the Accounts; (v) receive and open all mail addressed to any Borrower for the purpose of collecting the Accounts; (vi) notify all account debtors with respect to the Accounts to pay Lender directly; (vii) sign any Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (viii) demand, collect, receive, sue, and give releases to any account debtor for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts; (ix) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Lender determines to be reasonable; (x) sell, assign, transfer, pledge, compromise, discharge or otherwise Dispose of (or permit any other Person to Dispose of) any Collateral, including, without limitation, any and all Mined Cryptocurrency and any other Digital Asset, whether or not any such Digital Asset is maintained in an ACA Wallet; and (xi) do all acts and things necessary or expedient, in furtherance of any such purposes. If any Borrower fails to perform or comply with any of its agreements, provide any indemnity or otherwise perform any obligation hereunder that may be performed by the payment of money, Lender may, in addition to and without waiver of any other right or remedy, perform or comply with such agreements in its own name or in such Borrower’s name as attorney-in-fact, and, upon demand, the Borrowers agree to reimburse Lender immediately for the amount of any payments or expenses incurred by Lender in connection with such performance or compliance, together with interest thereon at the rate of [***] per month or the highest rate allowable under applicable law, whichever is lower.

(c) Indemnification. Each Borrower shall indemnify, hold harmless and defend Lender, Collateral Agent, Servicer, their Affiliates, and their successors and assigns, agents and employees (as used in this Section 10(c), collectively, “Indemnitee(s)”), and hold each Indemnitee harmless from and against any and all claims, demands, suits, legal proceedings, whether civil, criminal, administrative, investigative or otherwise, including arbitration, mediation, bankruptcy and appeal, and including all damages, losses, costs and expenses (including, without limitation, reasonable legal fees) arising out of or in connection with: (i) the preparation, execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby; (ii) any Loan or the use of the proceeds therefrom; (iii) the actual or alleged manufacture, purchase, ordering, financing, shipment, acceptance or rejection, titling, registration, leasing, ownership, delivery, rejection, non-delivery, possession, use, transportation, storage, operation, maintenance, repair, return or disposition of any Item of Equipment; (iv) patent, trademark or copyright infringement; (v) any alleged or actual breach, Default or Event of Default; (vi) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Materials at any property owned or leased by any Borrower or any Loan Party; (vii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Borrower or any Loan Party or the operations conducted thereon, including, without limitation, where any of the Equipment may at any time be located; (viii) the investigation, cleanup or remediation or offsite locations at which any Borrower or any Loan Party or its respective predecessors are alleged to have directly or indirectly disposed of Hazardous Materials; and (ix) any actual or prospective proceeding relating to any of the foregoing, whether or not such proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(d) Expenses. Subject to the last sentence of this Section 10(d), each Borrower shall pay to Lender, Collateral Agent, their Affiliates, and their successors, assigns, agents and employees, promptly upon request all (i) reasonable out-of-pocket expenses incurred by Lender, Collateral Agent, and their Affiliates and their successors, assigns, agents and employees, including the reasonable fees, charges and disbursements of counsel (whether outside counsel or the allocated costs of their internal legal department), in connection with each Loan provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) out-of-pocket expenses incurred, including the fees, charges and disbursements of any counsel (whether outside counsel or the allocated costs of their internal legal department) or any financial advisor in connection with the enforcement, collection or protection of their rights in connection with the Loan Documents, including their rights under this Section, or in connection with any Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of any such Loan, or in connection with any bankruptcy, restructuring, or insolvency proceeding of any Loan Party (collectively, “Reimbursable Expenses”). Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i) appraisals and insurance reviews;

(ii) field examinations and the preparation of reports based on the fees charged by a third party retained by Lender or Collateral Agent or the internally allocated fees for each Person employed by Lender or Collateral Agent with respect to each field examination;

(iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of Lender or Collateral Agent;

(iv) Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording filing financing statements and continuations, and other actions to perfect, protect, and continue the Liens; and

(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take.

Notwithstanding the foregoing, the Borrowers shall only be required to pay Reimbursable Expenses pursuant to this Section 10(d) (x) to the extent that an Event of Default shall have occurred and be continuing, (y) for Reimbursable Expenses incurred prior to the Closing Date in connection with the initial preparation of this Master Agreement and the other Loan Documents, and (z) for Reimbursable Expenses incurred after the Closing Date, only for such Reimbursable Expenses relating to time spent and costs accrued on or after the date the initial draft of any additional Loan Schedule is sent to any Borrower by Lender or its counsel.

(e) Assignment; Servicer.

(i) Assignment. Except as otherwise provided in this Master Agreement or any Loan Schedule, no Borrower or any other Loan Party may sell, transfer, assign, lease, rent or otherwise transfer possession of or encumber any Equipment or other Collateral or its rights or obligations under this Master Agreement or any Loan Document without Lender’s prior written consent, which consent may withheld in Lender’s sole and absolute discretion. Each Loan Schedule and any or all of the rights and obligations of Lender hereunder and thereunder shall be assignable and transferable by Lender absolutely or as security, in Lender’s sole and absolute discretion without notice to or consent of any Borrower or any other Loan Party. Upon notice to any Borrower by Lender of any such assignment or transfer, the Borrowers shall promptly acknowledge in writing to Lender and such assignees, its obligations under such Loan Schedules and such other matters as Lender may reasonably request. Any such assignment shall not relieve Lender of its obligations hereunder unless specifically assumed by the assignee. EACH BORROWER AGREES IT SHALL PAY ANY ASSIGNEE ALL PAYMENTS AND OTHER SUMS WITHOUT ANY DEFENSE, RIGHTS OF SETOFF OR COUNTERCLAIMS (WHICH SHALL NOT BE ASSERTED AGAINST AN ASSIGNEE) AND SHALL NOT HOLD OR ATTEMPT TO HOLD SUCH ASSIGNEE LIABLE FOR ANY OF LENDER’S OBLIGATIONS.

(ii) Servicing Rights. In the event that Lender assigns all or any portion of any Loan (hereinafter, a “Lender Assignment”), such Lender Assignment shall not amend, supplement or otherwise modify or affect: (A) Servicer’s obligations to manage, service, administer and collect the Payments and perform the other duties and obligations of Servicer set forth in a servicing agreement applicable to the Loan(s); or (B) any Borrower’s obligations in favor of NYDIG or a NYDIG Affiliate, if any, set forth in this Master Agreement or any NYDIG Agreement, except as may otherwise be provided therein. In the event that NYDIG is no longer the Lender with respect to any Loan Schedule, the obligations of Servicer shall be set forth in an agreement between the then existing Lender and Servicer (such agreement, as amended, restated, supplemented or otherwise modified from time to time, the “Servicing Agreement”) and, notwithstanding anything to the contrary herein, (A) the then existing Lender and Servicer may amend, supplement or otherwise modify the Servicing Agreement as they deem necessary or appropriate without the consent of any Borrower or any other Loan Party, and (B) the duties and obligations of Servicer thereunder and hereunder shall not be deemed to diminish or otherwise affect the rights of the then existing Lender or any Loan Party. In the absence of any Servicing Agreement to the contrary, or any express revocation or modification of the servicing obligations of NYDIG in its capacity as Servicer, after the occurrence of a Lender Assignment the then existing Lender hereby appoints NYDIG as Servicer and as its agent and attorney-in-fact for purposes of exercising any and all of its rights as Lender under this Master Agreement, the applicable Loan Schedule(s) and the other Loan Documents, and agrees that until such appointment is revoked by Lender in a written notice to Servicer and the Borrowers, Servicer shall have the exclusive right to exercise such rights of Lender. In the event of a Lender Assignment, each Borrower shall make any Payments thereafter to Servicer unless and until the Borrowers receive a written instruction to the contrary from the then existing Lender or Servicer.

(iii) Access to Digital Asset Accounts. Each Borrower shall, at all times when Section 3(l) applies pursuant to any Loan Schedule, provide Lender and Servicer with application programming interface (API) and/or ‘read’ access rights to such Borrower’s (A) [***], and (B) [***]. Without limiting any of Lender’s other rights and remedies hereunder or under applicable law, upon Lender’s request following the occurrence and continuance of an Event of Default, each Borrower shall remit [***]. Lender shall not be responsible for [***].

(f) Unconditional Non-Cancellable Agreement. EACH BORROWER’S OBLIGATION TO MAKE PAYMENTS, TO PAY OTHER SUMS WHEN DUE AND TO OTHERWISE PERFORM AS REQUIRED UNDER EACH LOAN SCHEDULE IS ABSOLUTE AND UNCONDITIONAL AND SHALL NOT BE SUBJECT TO ANY ABATEMENT, REDUCTION, SETOFF, DEFENSE, OR COUNTERCLAIM FOR ANY REASON WHICH ANY BORROWER MAY HAVE AGAINST ANY PERSON (INCLUDING ANY LENDER UNDER A SEPARATE LOAN SCHEDULE) FOR ANY REASON WHATSOEVER OR ANY MALFUNCTION, DEFECT OR INABILITY TO USE ANY ITEM OF EQUIPMENT OR OTHERWISE.

(g) Waivers; Amendments; Consent Rights.

(i) Waivers. No failure or delay by Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (ii) of this Section 10(g), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether Lender may have had notice or knowledge of such Event of Default at the time.

(ii) Amendments. Neither this Master Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (A) in the case of this Master Agreement or any Loan Schedule, pursuant to an agreement or agreements in writing entered into by the applicable Borrower and (x) in the case of this Master Agreement as it applies to all Loan Schedules, NYDIG (in its capacity as Servicer), or (y) in the case of a particular Loan Schedule, the Lender under such Loan Schedule, or (B) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Lender (or, in the case of Loan Documents solely with respect to a particular Loan Schedule, the Lender under such Loan Schedule) and each Loan Party that is a party thereto, as applicable. No agreement shall amend, modify or otherwise affect the rights or duties of the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Collateral Agent.

(iii) In furtherance of the foregoing and without limiting the provisions of the preceding clauses (i) and (ii), the exercise of any specific right of Lender to consent to or approve any action under this Master Agreement shall be exercised by the Servicer, on behalf of such Lender, on the terms and subject to the requirements of any separate agreement entered into between Servicer and Lender in connection with any applicable Loan Schedule or, if no such separate agreement exists, on the terms of Section 10(e)(ii).

(h) Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(i) Counterparts; Electronic Signatures; Chattel Paper.

(i) This Master Agreement, each Loan Schedule and all other Loan Documents executed in connection herewith may be executed and delivered in counterparts all of which shall constitute one and the same agreement. The Loan Schedule to which this Master Agreement related, this Master Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to Lender constitute the entire contract among the parties relating to the subject matter hereof and, except as expressly set forth in any Loan Schedule, supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(ii) Delivery of an executed counterpart of a signature page of (A) this Master Agreement, (B) any other Loan Document and/or (C) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10(a)), certificate, request, statement, disclosure or authorization related to this Master Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Master Agreement, such other Loan Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Master Agreement, any other Loan Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require Lender to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (1) to the extent Lender has agreed to accept any Electronic Signature, Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (2) upon the request of Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower hereby (I) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among Lender, Collateral Agent and any Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Master Agreement or any other Loan Document shall have the same legal effect, validity and enforceability as any paper original, (II) Lender may, at its option, create one or more copies of this Master Agreement or any other Loan Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (III) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Master Agreement or any other Loan Document based solely on the lack of paper original copies of this Master Agreement or any such other Loan Document, respectively, including with respect to any signature pages thereto and (IV) waives any claim against Lender and Collateral Agent (and any Affiliate of Lender and Collateral Agent) for any liabilities arising solely from Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of any Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

(iii) For purposes of perfection of a security interest in chattel paper under the UCC, only the counterpart of each Loan Schedule that bears Lender’s manually applied signature and is marked “Sole Original” by Lender shall constitute the sole original counterpart of the original chattel paper for purposes of possession. No security interest in a Loan Schedule can be perfected by possession of any other counterpart, each of which shall be deemed a duplicate original or copy for such purposes. Notwithstanding the foregoing, as to any Loan Schedule constituting electronic chattel paper, the authoritative copy, if any, of such Agreement will be the electronic copy in Lender’s or its assignee’s electronic vault identified by the parties as the sole authoritative copy.

(j) Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(i) This Master Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Master Agreement, the Loan Schedules, the other Loan Documents and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (including Section 5-1401 of the New York General Obligations Law but otherwise without giving effect to the conflict of law principles thereof ) of the State of New York. Each Borrower and Lender expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Master Agreement or any other Loan Document.

(ii) EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS AND NEW YORK STATE COURTS LOCATED IN THE COUNTY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER AGREEMENT AND THE LOAN SCHEDULES, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH APPELLATE COURT. EACH BORROWER FURTHER AGREES THAT ANY ACTION OR CLAIM IT MAY BRING AGAINST LENDER, SHALL ONLY BE BROUGHT IN SAID FEDERAL AND STATE COURTS LOCATED IN NEW YORK COUNTY, NEW YORK. THE BORROWERS AND LENDER EACH AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS MASTER AGREEMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS MASTER AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(iii) Each Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described herein and brought in any court referred above. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iv) Each Borrower irrevocably consents to the service of process in the manner provided for notices in Section 10(a) herein. Nothing in this Master Agreement will affect the right of any Borrower or Lender to serve process in any other manner permitted by law.

(v) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MASTER AGREEMENT, THE LOAN SCHEDULES, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS MASTER AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(k) Joint and Several Liability of the Borrowers.

(i) Notwithstanding anything in this Master Agreement or any other Loan Document to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Lender under this Master Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without the preferences or distinction among them. The Borrowers shall be liable for all Obligations amounts due to the Lender (or any Collateral Agent) under this Master Agreement, regardless of which Borrower actually receives the Loans, the amount of such Loans received or the manner in which the Lender accounts for such Loans or other extensions of credit on its books and records. The Obligations of the Borrowers with respect to Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder with respect to Loans made to the other of the Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.

(ii) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(iii) The obligations of each Borrower under this Section 10(k) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower.

(iv) The provisions of this Section 10(k) shall remain in effect until all of the Obligations have been irrevocably paid in full in immediately available funds and all Commitments to make Loans hereunder and under any other Loan Documents have been terminated (the “Termination Date”). If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 10(k) hereof will forthwith be reinstated and in effect as though such payment had not been made.

(v) Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under any applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code of the United States).

(vi) With respect to the Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to the other Borrowers hereunder, to the maximum extent permitted by applicable law, each Borrower waives, until the Termination Date, any right to enforce any right of subrogation or any remedy which the Lender hereafter has against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Lender. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lender hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, until such time as this Master Agreement terminates. Upon the occurrence of any Event of Default and for so long as the same is continuing to the maximum extent permitted under applicable law, the Lender may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (A) with respect to Obligations of the Borrowers, either or all of them or (B) with respect to Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other Borrowers or any other person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Lender shall be under no obligation to marshal any assets in favor of the Borrower(s) or against or in payment of any or all of the Obligations. Subject to the foregoing, in the event that a Loan advance or other extensions of credit is made to, or with respect to the business of, one Borrower and any other Borrower makes any payments with respect to such Advance or extensions of credit, the first Borrower shall promptly reimburse such other Borrower for all payments so made by such other Borrower.

11. CONFIDENTIALITY.

(a) The parties hereto agree that each will treat confidentially the terms and conditions of this Master Agreement and the other Loan Documents and all confidential information provided by each party to the other regarding its business and operations. Confidential information includes, without limitation, current and potential business strategies, performance data, reports, marketing materials, computer software, data files, file layouts, databases, analyses, technical know-how, trade secrets, portfolio positions, valuations, investment or trading strategies, commitments and arrangements with service providers and other third parties, as well as any affiliate, director, officer, manager, shareholder, member, advisor, agent, employee, consultant, attorney, accountant, financing source, or other representative of each party, and which information is clearly identified as confidential at the time of disclosure or would be assumed by a reasonable person to be confidential under the circumstances surrounding the disclosure. All confidential information provided by a party hereto may be used by any other party hereto solely for the purpose of providing or receiving financing under this Master Agreement and, except as may be required in carrying out this Master Agreement (including, without limitation, disclosure to assignees of Lender, affiliates of Lender or agents appointed by Lender), may not be disclosed to any third party without the prior consent of the party that provided the information, unless required by law or court order, except that Lender may disclose such information:

(i) to its and its Affiliates’ employees, officers, directors, advisors, representatives, accountants, legal counsel and agents;

(ii) to any lender or financing source, hedge counterparty or other similar party in connection with any potential or actual financing or risk management activities related to this Master Agreement, any Loan or Loan Schedule;

(iii) in connection with any potential or actual securitization transaction (including, without limitation, in any related prospectus, prospectus supplement or private placement memorandum relating to such securitization transaction);

(iv) on a confidential basis to any rating agency in connection with rating any securitization or other financing transaction;

(v) to any transferee or potential transferee or participant of or with Lender so long as the information disclosed is reasonably related to such Person’s evaluation of the assignment or participation and such Person agrees in writing for the benefit of the Borrowers and Servicer to maintain the confidentiality of such information on terms similar in all material respects to this Section 11;

(vi) in connection with the enforcement of its rights and remedies under this Master Agreement or of any of the other Loan Documents; or

(vii) to its and its Affiliates’ regulators.

(b) Section 11(a) is not applicable to any information that (i) was in the public domain when disclosed, (ii) was lawfully in a party’s possession before the other party provided it pursuant to this Master Agreement, (iii) becomes part of the public domain by publication or otherwise through no unauthorized act or omission on the part of a party, or (iv) is independently developed by an employee(s) or other agent(s) of a party with no access to information that is confidential under Section 11(a). Notwithstanding anything to the contrary contained herein, either party hereto may, without the consent of the other party, disclose this Agreement, the terms hereof and/or the transactions contemplated hereby (a) to its respective advisors, consultants, officers, directors, principals, investors, attorneys, accountants and lenders, so long as any such person to whom disclosure is made shall also agree to keep this Agreement and all such confidential information confidential in accordance with the terms hereof and (b) if disclosure is required by law or by regulatory or judicial process or pursuant to any regulations promulgated by either the Securities and Exchange Commission or any public stock exchange for the sale and purchase of securities, provided that in such event such disclosing party shall only disclose that portion of this Agreement or the confidential information which it is legally required to disclose.

(c) The obligations of confidentiality and nonuse related to the confidential information received under this Master Agreement will be binding and, in the event that this Master Agreement is terminated, continue in force.

12. THE COLLATERAL AGENT.

(a) Appointment. Lender hereby irrevocably appoints the entity named as Collateral Agent in the preamble of this Master Agreement and its successors and assigns to serve as the collateral agent under the Loan Documents (and to act in such capacity and hold, or exercise rights with respect to, any Lien in the Collateral and Specified Collateral pursuant to the relative priorities as otherwise set forth in this Master Agreement and each Loan Schedule), and Lender authorizes the Collateral Agent to take such actions as agent on its behalf and to exercise such powers under this Master Agreement and the other Loan Documents as are delegated to the Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Lender and Collateral Agent acknowledge and agree that the Collateral Agent has been appointed collectively by all of the Lenders under each Loan Schedule (as opposed to separate individual appointments), and the Collateral Agent shall take direction from the Lenders (or any individual Lender or groups of Lenders), and exercise remedies with respect to Collateral and Specified Collateral, solely as provided in this Master Agreement. As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (as defined below); provided, however, that the Collateral Agent shall not be required to take any action that (i) the Collateral Agent in good faith believes exposes it to liability unless the Collateral Agent receives an indemnification and is exculpated in a manner satisfactory to it from Lender with respect to such action or (ii) is contrary to this Master Agreement or any other Loan Document or applicable law. In performing its functions and duties hereunder and under the other Loan Documents, the Collateral Agent is acting solely on behalf of the Lenders under each Loan Schedule, and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, the Collateral Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender other than as expressly set forth herein and in the other Loan Documents. Neither the Collateral Agent nor any of its Affiliates shall be liable for any action taken or omitted to be taken by such party under or in connection with this Master Agreement or the other Loan Documents (x) with the consent of or at the request of Lender or (y) in the absence of its own bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment).

(b) Direction; Ratable Sharing. Wherever Lender or Lenders is granted the right hereunder or the other Loan Documents to direct, authorize, consent or otherwise instruct Collateral Agent to exercise any discretion, take any action or refrain from taking any action, except as expressly set forth with respect to an individual Lender under Section 9(b), such right shall only be exercised upon the written instructions of Lenders holding, at the time of any such direction, greater than 50% of the aggregate principal amount of Loans under all Loan Schedules outstanding at such time (the “Required Lenders”). Each Lender further agrees that notwithstanding any other provisions of the Loan Documents including Section 9(b) hereof, rights and remedies with respect to the Collateral and Specified Collateral, whether granted under this Master Agreement, a Loan Schedule or any other Loan Document or arising under law or equity, may be exercised and enforced solely through the Collateral Agent unless otherwise consented to by each Lender. In connection with any application of Net Proceeds or other Payments indicated to be for the account of all Lenders ratably based on the amount of any Obligations currently outstanding, such determination shall be based on the proportion of the applicable Obligations outstanding and owed to such Lender as compared to all such applicable Obligations under this Master Agreement and any other Loan Document at the time of application of any such amount.

(c) Collateral Agent Qualification. The Collateral Agent (including any successor Collateral Agent) shall at all times either (i) be NYDIG or an Affiliate thereof or (ii) have, or have a parent that has, a combined capital and surplus of at least [***] as set forth in its most recent published annual report of condition. If the Collateral Agent ceases to meet the foregoing qualifications, then the Required Lenders may appoint a successor Collateral Agent that meets such qualifications.

(d) Successors and Assigns; Removal. Upon notice to the other parties hereto, Collateral Agent may resign as Collateral Agent and appoint a successor Collateral Agent. Upon such notice and the successor’s acceptance of such appointment, the outgoing Collateral Agent shall be relieved of all duties hereunder and the successor Collateral Agent shall assume all the rights and obligations of the Collateral Agent hereunder; provided that such successor Collateral Agent shall be otherwise qualified and eligible under Section 12(c). The Required Lenders, with prior written notice to the other parties hereto, may remove the Collateral Agent and appoint a successor Collateral Agent; provided that such successor Collateral Agent shall be otherwise qualified and eligible under Section 12(c). The provisions of Sections 10(c) and 10(d) shall survive any removal of the Collateral Agent and any appointment of a new Collateral Agent.

[remainder of page left blank]

IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed by their duly authorized representatives as of the date first above written.

LENDER, COLLATERAL AGENT AND SERVICER: NYDIG ABL LLC	BORROWERS: RHODIUM 30MW SUB LLC, a Delaware limited liability company
Signature: Name (print): Title:	Signature: Name (print): Title:
RHODIUM 10MW SUB LLC, a Delaware limited liability company Signature: Name (print): Title:
JORDAN HPC SUB LLC, a Delaware limited liability company Signature: Name (print): Title:
RHODIUM RENEWABLES SUB LLC, a Delaware limited liability company Signature: Name (print): Title:

EXHIBIT A

[FORM OF LOAN SCHEDULE]

LOAN SCHEDULE NO. [_]
DATED [MONTH, DAY, YEAR] TO
MASTER EQUIPMENT FINANCE AGREEMENT

This Loan Schedule No. __ is one of the “Loan Schedules” to the Master Equipment Finance Agreement, dated as of May [27], 2022 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Master Agreement”), by and among RHODIUM 30MW SUB LLC, a Delaware limited liability company (“30MW Borrower”), RHODIUM 10MW SUB LLC, a Delaware limited liability company (“10MW Borrower”), JORDAN HPC SUB LLC, a Delaware limited liability company (“Jordan HPC Borrower”), and RHODIUM RENEWABLES SUB LLC, a Delaware limited liability company (“Renewables Borrower”, and together with 30MW Borrower, 10MW Borrower and Jordan HPC Borrower, each a “Borrower” and collectively, the “Borrowers”) with an address of 4146 W US HWY 79, Rockdale, TX 76567, NYDIG ABL LLC, a Delaware limited liability company (“NYDIG”), having an address of 510 Madison Avenue, 21st Floor, New York City, New York 10022, in its capacity as lender (in such capacity, together with its successors and/or assigns, “Lender”) and servicer (in such capacity, together with its successors and/or assigns, “Servicer”) thereunder, and NYDIG, in its capacity as collateral agent thereunder (in such capacity, together with its successors and/or assigns, “Collateral Agent”). Accordingly, each Borrower, Lender, Servicer and Collateral Agent agree as follows:

Capitalized terms not herein defined have the meaning set forth in the Master Agreement. The provisions of the Master Agreement are hereby incorporated into this Loan Schedule as if set forth in their entirety. If any provision in this Loan Schedule conflicts with a provision in the Master Agreement, the provisions of this Loan Schedule shall control and govern. Each Borrower hereby reaffirms on and as of the date hereof all terms, covenants representations and warranties contained in the Master Agreement, this Loan Schedule, and by virtue thereof, Collateral Agent, Servicer and Lender, are entitled to the benefits of the Master Agreement and the other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein, all of which are hereby acknowledged by the Borrowers to be in full force and effect. The Master Agreement, among other things, contains provisions for the obligation of the Borrowers to make Payments hereunder when due, and for various rights and remedies of Lender and Collateral Agent upon the occurrence of an Event of Default, including (as applicable) the acceleration of the maturity hereof.

SUMMARY OF PAYMENT AND OTHER APPLICABLE TERMS:
Commencement Date: [date]	Loan Amount: $[●]
[***]: [date]	[***]: [_] months
First Payment Date of principal and interest: [date]	Term of the Loan: [●] months
Amount of each [***]: $[●]	Payment Period: Monthly in arrears
Amount of each monthly Payment of principal and interest: $[●]	Interest Rate: [●]% per annum (or such other rate as may from time to time apply to the Loan hereunder pursuant to the Master Agreement)

Down Payment: $[●]	Maturity Date: [●]
Upfront Fee: [***] of the Loan Amount (due on the Commencement Date).
Additional Payments to Lender (if any): [_______]
Equipment Location: [address]
Supplier: [____] (the “Supplier”)
Legal Opinions Required?	☐Yes	☐No
ACA Account: [____________][1]	☐Yes	☐No
Reserve Account: [____________]	☐Yes	☐No
Reserve Funds Requirement: $[●]
Minimum Reserve Amount [(including the value of Mined Cryptocurrency or other Digital Assets on deposit in an ACA Wallet]:

The greater of (i) $[●] and (ii) the aggregate amount of principal and interest on the Loan which is scheduled to be due and payable over the succeeding [●] ([●]) month period, which amount shall be determined by Lender based upon its review of its books and records of the applicable Borrowers and their Affiliates.

ACA Wallet: [____________][2]	☐Yes	☐No
Section 3(l) Mined Cryptocurrency applies:	☐Yes	☐No

1. Description of Equipment. See Exhibit A attached hereto (for purposes of this Loan Schedule, and including all related software embedded therein or otherwise forming part thereof, any and all accessories, exchanges, improvements, returns, substitutions, parts, attachments, accessions, spare parts, replacements and additions thereto, the “Equipment”).

2. Acceptance Certificate. On the Commencement Date, the applicable Borrowers shall deliver to Lender, Servicer and Collateral Agent a duly executed and authorized acceptance certificate in the form of Exhibit B attached hereto (an “Acceptance Certificate”), which Acceptance Certificate acknowledges that an officer of the applicable Borrower has personally inspected or caused to be personally inspected to their satisfaction all items of Equipment described in this Loan Schedule.

[1]	NTD: Include account number at time of execution of Loan Schedule, if applicable.

[2]	NTD: Include account number at time of execution of Loan Schedule.

3. Grant of Security. As security for the due payment and performance of the applicable Borrowers’ Obligations to the Lender under this Loan Schedule (the “Specified Lender”) with respect to the Loan advanced pursuant to this Loan Schedule (the “Specified Loan”), the applicable Borrowers hereby pledge, assign and grant to Collateral Agent for the benefit of the Specified Lender a first priority security interest in all of its right, title and interest in and to the following, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Borrowers and regardless of where located (collectively, the “Specified Collateral”): (i) all Equipment and, if applicable, Replacement Equipment for such Equipment; (ii) to the extent arising from or solely relating to any Equipment, all Accounts, Contract Rights, Chattel Paper, leases, subleases, security deposits or other cash deposits; (iii) without limiting the generality of the foregoing clause (ii), all agreements, contracts, warranties, invoices, purchase orders and other agreement, instruments and documents with the Supplier of the Equipment, if any, or service provider with respect thereto including, without limitation, the Supplier Contract, in each case to the extent relating to the Equipment; and (iv) all accessions to, substitutions for and replacements, insurance proceeds of the foregoing, together with all books and records, credit files, computer files, programs, printouts and other computer materials and records related to any of the foregoing. Title to the Specified Collateral shall at all times be in the applicable Borrower’s name, subject to Collateral Agent’s security interest, or in the Collateral Agent’s name and any certificate of title for the applicable Specified Collateral (to the extent applicable) shall designate the applicable Borrower as owner and Collateral Agent as lien holder. The parties hereto acknowledge and agree that the Obligations under this Loan Schedule shall also be secured by the Collateral Agent’s Lien in the Collateral as defined in Section 5 of the Master Agreement (and that the Collateral thereunder includes Digital Assets and Mined Cryptocurrency, neither of which constitute Specified Collateral hereunder), together with all other obligations owing to other Lenders with respect to other Loan Schedules under the Master Agreement. Nothing herein shall modify the rights in the Specified Collateral granted to the Collateral Agent under Section 5 of the Master Agreement. The security interest granted to the Collateral Agent in the Specified Collateral under this Section 3 shall secure the Obligations of the Borrowers owed to the Specified Lender under this Loan Schedule on a priority basis to any other Obligations owed to any Lenders other than the Specified Lender under any other Loan Schedule or the Master Agreement to the extent set forth in Section 3 of the Master Agreement.

4. Promise to Pay. FOR VALUE RECEIVED, each Borrower party hereto promises to pay to Lender at such address as may be designated from time to time by Lender, the amount of Loan pursuant to the payment terms set forth above, together with interest thereon at the rate set forth above, payable as follows: (i) consecutive monthly payments of [***] (the “[***]”), each in the amount of each [***], commencing on the [***] and continuing on each Payment Date thereafter through the end of the [***], followed by (ii) consecutive monthly Payments which constitute principal and interest due hereunder, each in the amount of each Payment of principal and interest (as set forth above), commencing on the First Payment Date (as set forth above) and continuing on the same day of each month thereafter through the Maturity Date. The outstanding amount of the Loan, together with all then unpaid and accrued interest, shall be due and payable on the Maturity Date if not paid earlier in accordance with the terms hereof and the Master Agreement. Any of a Borrower’s Obligations hereunder shall bear interest at the Applicable Rate from the date Lender advances any portion of the Loan. On the [***], each Borrower party hereto also agrees to pay Lender accrued interim interest for the number of calendar days elapsed from the date Lender advances any portion of the Loan to the [***]. On the Commencement Date, each Borrower party hereto agrees to pay Lender the Upfront Fee (as set forth above).

5. Supplier Contract. The Supplier contract is the [____] between [BORROWER] and the Supplier dated [____] (the “Supplier Contract”)]. Each Borrower party hereto acknowledges and agrees that (i) it has been given an opportunity to review the relevant provisions of the Supplier Contract, and that such Borrower has acknowledged and agreed to the terms of the Supplier Contract, and (ii) it has provided Lender with a copy of the Supplier Contract, Affiliate Sale Agreement, any required No Interest Letter relating thereto, and any related bills of sale for the Equipment, in each case, as required pursuant to the Master Agreement.

6. Waiver; Miscellaneous. Each Borrower party hereto hereby waives presentment, notice of dishonor, and protest. Each Borrower party hereto agrees that the Commencement Date and the first payment due date may be left blank when this Loan Schedule is executed and hereby authorizes Lender to insert such dates based upon the date the proceeds of the Loan are disbursed. BY EXECUTION HEREOF, EACH BORROWER PARTY HERETO ACKNOWLEDGES THAT THE BORROWERS AGREE THAT THIS LOAN SCHEDULE, THE MASTER AGREEMENT, AND ALL OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION THEREWITH ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE TERMS OF THE FINANCING BETWEEN THE BORROWERS AND LENDER AND THIS LOAN SCHEDULE, TOGETHER WITH THE OTHER LOAN DOCUMENTS, SUPERSEDES ALL PRIOR AGREEMENTS AND COMMUNICATIONS, WHETHER ORAL OR WRITTEN, BETWEEN THE BORROWERS AND LENDER REGARDING THE SUBJECT MATTER HEREOF. The provisions of Section 10(a) (Notices), 10(i)(Counterparts; Electronic Signatures; Chattel Paper) and 10(j)(Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial) of the Master Agreement shall apply to this Loan Schedule mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Loan Schedule to be executed by their duly authorized representatives as of the date first above written.

LENDER AND SERVICER: NYDIG ABL LLC	BORROWERS: RHODIUM 30MW SUB LLC, a Delaware limited liability company
Signature: Name (print): Title:	Signature: Name (print): Title:
RHODIUM 10MW SUB LLC, a Delaware limited liability company Signature: Name (print): Title:
JORDAN HPC SUB LLC, a Delaware limited liability company Signature: Name (print): Title:
RHODIUM RENEWABLES SUB LLC, a Delaware limited liability company Signature: Name (print): Title:
COLLATERAL AGENT: NYDIG ABL LLC
Signature: Name (print): Title:

EXHIBIT A TO LOAN SCHEDULE NO. [_]

Description of Equipment

[#] ([●]) [Manufacture], [Model] [●]TH/s Mining Servers, [MONTH/YEAR] batch.

EXHIBIT B TO LOAN SCHEDULE NO. [_]

ACCEPTANCE CERTIFICATE

TO MASTER EQUIPMENT FINANCE AGREEMENT

Reference is made to: (i) that certain Master Equipment Finance Agreement, dated as of May [27], 2022 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Master Agreement”), by and among RHODIUM 30MW SUB LLC, a Delaware limited liability company (“30MW Borrower”), RHODIUM 10MW SUB LLC, a Delaware limited liability company (“10MW Borrower”), and JORDAN HPC SUB LLC, a Delaware limited liability company (“Jordan HPC Borrower”), RHODIUM RENEWABLES SUB LLC, a Delaware limited liability company (“Renewables Borrower”, and together with 30MW Borrower, 10MW Borrower and Jordan HPC Borrower, each a “Borrower” and collectively, the “Borrowers”) with an address of 4146 W US HWY 79, Rockdale, TX 76567, NYDIG ABL LLC, a Delaware limited liability company with an address of 510 Madison Avenue, 21st Floor, New York City, New York 10022 (“NYDIG”), in its capacity as lender (in such capacity, together with its successors and/or assigns, “Lender”) and servicer thereunder, and NYDIG, in its capacity as collateral agent thereunder (in such capacity, together with its successors and/or assigns, “Collateral Agent”); and (ii) Loan Schedule No. __ to the Master Agreement, dated as of [_______], 202[●], by and among Borrowers, Lender and Collateral Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Schedule”). Capitalized terms used herein but not defined herein have the meaning given to such terms in the Master Agreement.

The undersigned, acting on behalf of [●] Borrower, acknowledges that he or she has personally inspected or caused to be personally inspected to their satisfaction all items of Equipment described in the Loan Schedule and that such Person is duly authorized on behalf of [●] Borrower to sign and bind [●] Borrower to this acceptance certificate dated as of the Acceptance Date below (the “Acceptance Certificate”).

[●] Borrower acknowledges that: (i) it has accepted delivery of the Equipment described in Exhibit B to the Loan Schedule as of the Acceptance Date stated below and the Equipment has been received, inspected and installed to [●] Borrower’s satisfaction and is complete, operational and in good condition and working order and satisfactory in all respects and conforms to all specifications in the Loan Documents and the supply contract or other agreement with the applicable Supplier; and (ii) funds have been advanced to or for the account of the Borrowers in reliance upon this Acceptance Certificate or in anticipation hereof, and (iii) it hereby authorizes or ratifies Lender’s advance of equipment finance proceeds (as a Loan under the Master Agreement) for [●] Borrower’s acquisition of the Equipment in reliance on this Acceptance Certificate. [●] Borrower further acknowledges that this Acceptance Certificate and the Loan Schedule are NON-CANCELLABLE, ABSOLUTE AND IRREVOCABLE. [●] Borrower certifies that as of the date of this Acceptance Certificate no Default or Event of Default has occurred and is ongoing.

Acceptance Date:        , 202[●]

LENDER: NYDIG ABL LLC	[●] BORROWER: [[●] BORROWER]
Signature: Name (print): Title:	Signature: Name (print): Title:

[Signature Page to Acceptance Certificate]

EXHIBIT B

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (“Assignor”) and the Assignee identified in item 2 below (“Assignee”). Capitalized terms used but not defined in this Assignment and Assumption have the meanings given to them in the Master Agreement identified below (the “Master Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached to this Assignment and Assumption are hereby agreed to and incorporated in this Assignment and Assumption by reference and made a part of this Assignment and Assumption as if set forth in full in this Assignment and Assumption.

For an agreed consideration, Assignor hereby irrevocably sells and assigns to the Assignee, and Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Master Agreement, as of the Effective Date, (i) [an undivided percentage interest in the percentage identified below of] all of the Assignor’s rights and obligations in its capacity as Lender in, to and under the Loan Schedules identified below, including its rights and obligations under the Master Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the [amount and percentage interest identified below of all of those rights and obligations of the Assignor under the respective] Loan Schedules identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as Lender) against any Person, whether known or unknown, arising under or in connection with the Master Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by Assignor to Assignee pursuant to clauses (i) and (ii) above being referred to in this Assignment and Assumption collectively as, an “Assigned Interest”). Notwithstanding anything herein or in the Master Agreement to the contrary, each of Assignor and Assignee hereby acknowledges and agrees that no processing, assignment or other fees shall be due in respect of the assignments contemplated by this Assignment and Assumption. Each such sale and assignment is without recourse to Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by Assignor.

1.	Assignor: [____________]

2.	Assignee: [____________]

[Address for notices to Assignee for purposes of Section 10(a) of the Master Agreement:]

3.	Borrowers: [____________] [____________] [____________]

4.	Master Agreement: Master Equipment Finance Agreement dated as of May [27], 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Master Agreement”), by and between Borrowers, Assignor and NYDIG ABL LLC, as Collateral Agent

5.	Assigned Interest:

Loan Schedule Assigned	Amount of Loans Assigned	Percentage Assigned of Total Loans Outstanding/ Loans Under the Loan Schedule

Effective Date: __________________, 20__

The terms set forth in this Assignment and Assumption are hereby agreed to:

[____________],
as Assignor

By:
Name:
Title:

[____________],
as Assignee

By:
Name:
Title:

Consented to:

NYDIG ABL LLC, as Servicer

By:
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[____________], a [entity formation type & jurisdiction]

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the relevant Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action, and received all consents and approvals, necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Master Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of its Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become Lender under the Master Agreement; (ii) it meets all the requirements to be an assignee under the Master Agreement; (iii) from and after the Effective Date, it will be bound by the provisions of the Master Agreement as Lender thereunder and, to the extent of the Assigned Interest, will have the obligations of Lender thereunder; (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of that type; (v) it has received a copy of the Master Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7(a) thereof, as applicable, and all other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest; and (vi) it has, independently and without reliance upon Assignor and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon Assignor, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as Lender.

2. Payments. From and after the Effective Date, except as separately agreed in writing between NYDIG and Assignee, including pursuant to a separate servicing agreement, NYDIG shall act as Servicer under the Master Agreement. Unless otherwise instructed by Assignor, the Borrowers shall make all Payments required under the assigned Loan Schedule(s) (including payments of principal, interest, fees and other amounts) to NYDIG for the benefit of Assignee.

3. General Provisions. This Assignment and Assumption is binding upon, and will inure to the benefit of, the parties to this Assignment and Assumption and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together will constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy will be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption is governed by, and is to be construed in accordance with, the law of the State of New York, including Section 5-1401 of the New York General Obligations Law but otherwise without regard to conflict-of-laws principles.

SCHEDULE 6(b)

THIRD PARTY CONSENTS:

1. Waiver and Consent in favor of Rhodium Enterprises, Inc., from each of [***], and [***] (collectively, “Creditors”) with respect to intendedness in the principal amount of [***]. The Waiver and Consent from each of the Creditors shall be in form and substance acceptable to the Lender.

SCHEDULE 7(k)

NYDIG RELATED COVENANTS

The Loan Parties covenant and agree with NYDIG as follows:

(a) Other Services. Promptly upon any Borrower becoming eligible therefor, such Borrower shall (i) commencing on any date on which such Borrower enters into a Loan Schedule with respect to Equipment which produces or derives Digital Assets (any such Equipment, “Mining Equipment”) and until the date that all Obligations of the Borrowers under this Master Agreement and any other Loan Document relating to any such Mining Equipment have been satisfied and paid in full, become a participant in, and contribute all available hashpower from such Mining Equipment to, the mining pool operated by NYDIG Mining Pool Services LLC, (any such participation and contribution being referred to as “Mining Pool Services”) (and shall, on a best efforts basis, attempt not to transact with any other Person that is not an Affiliate of NYDIG Mining Pool Services LLC for such Mining Pool Services), (ii) establish a custodial account with [***] or a different NYDIG Affiliate as NYDIG may select, and (iii) establish an execution account with NYDIG Execution LLC. If such Borrower will not be utilizing NYDIG Mining Pool Services, such Borrower agrees to utilize a mining pool approved by Lender and to provide API keys allowing Lender to monitor all financed mining servers.